Exhibit 10.2

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

Dated as of November 12, 2013

among

WESTERN REFINING, INC.,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent

and

The Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and
 UBS SECURITIES LLC
Joint Lead Arrangers

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and
UBS SECURITIES LLC
Co-Book Managers

TABLE OF CONTENTS

i

3.03	Inability to Determine Rates	56
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	57
3.05	Compensation for Losses	58
3.06	Mitigation Obligations; Replacement of Lenders	59
3.07	Survival	59
ARTICLE IV. CONDITIONS PRECEDENT TO LOANS		59
4.01	Conditions of Lending	59
ARTICLE V. REPRESENTATIONS AND WARRANTIES		62
5.01	Existence, Qualification and Power; Compliance with Laws	62
5.02	Authorization; No Contravention	62
5.03	Governmental Authorization; Other Consents	63
5.04	Binding Effect	63
5.05	Financial Statements; No Material Adverse Effect	63
5.06	Litigation	63
5.07	No Default	64
5.08	Ownership of Property; Liens	64
5.09	Environmental Compliance	64
5.10	Insurance	64
5.11	Taxes	64
5.12	ERISA Compliance	64
5.13	Subsidiaries; Equity Interests	65
5.14	Margin Regulations; Investment Company Act	65
5.15	Disclosure	66
5.16	Compliance with Laws	66
5.17	Intellectual Property; Licenses, etc.	66

5.18	Solvency	66
5.19	Collateral Documents	66
5.20	Foreign Corrupt Practices Act, Etc	67
ARTICLE VI. AFFIRMATIVE COVENANTS		67
6.01	Financial Statements	67
6.02	Certificates; Other Information	68
6.03	Notices	70
6.04	Payment of Obligations	71
6.05	Preservation of Existence, etc.	71
6.06	Maintenance of Properties	71
6.07	Maintenance of Insurance	71
6.08	Compliance with Laws and Contractual Obligations	73
6.09	Books and Records	73
6.10	Inspection Rights	73
6.11	Use of Proceeds	73
6.12	Guarantors; Additional Security Agreements	73
6.13	Further Assurances	75
6.14	Maintenance of Ratings	76
6.15	Post-Closing Actions.	76
ARTICLE VII. NEGATIVE COVENANTS		77
7.01	Liens	78
7.02	Stay, Extension and Usury Laws	81
7.03	Indebtedness	81
7.04	Fundamental Changes	84
7.05	Dispositions	86

7.06	Restricted Payments	88
7.07	Change in Nature of Business	91
7.08	Transactions with Affiliates	91
7.09	Burdensome Agreements	93
7.10	Use of Proceeds	94
7.11	Covenants Relating to MLP Subsidiaries	95
7.12	Certain Undertakings Relating to the Separateness of the MLP and MLP Subsidiaries	95
7.13	Designation of Restricted and Unrestricted Subsidiaries	96
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		97
8.01	Events of Default	97
8.02	Remedies Upon Event of Default	100
8.03	Application of Funds	100
ARTICLE IX. ADMINISTRATIVE AGENT		101
9.01	Appointment and Authority	101
9.02	Rights as a Lender	101
9.03	Exculpatory Provisions	102
9.04	Reliance by Administrative Agent	102
9.05	Delegation of Duties	103
9.06	Resignation of Administrative Agent	103
9.07	Non-Reliance on Administrative Agent and Other Lenders	104
9.08	No Other Duties, etc.	104
9.09	Administrative Agent May File Proofs of Claim	104
9.10	Collateral and Guaranty Matters	105
ARTICLE X. MISCELLANEOUS		106
10.01	Amendments, etc.	106

10.02	Notices; Effectiveness; Electronic Communication	108
10.03	No Waiver; Cumulative Remedies; Enforcement	110
10.04	Expenses; Indemnity; Damage Waiver	110
10.05	Payments Set Aside	112
10.06	Successors and Assigns	112
10.07	Treatment of Certain Information; Confidentiality	117
10.08	Right of Setoff	118
10.09	Interest Rate Limitation	118
10.10	Counterparts; Integration; Effectiveness	119
10.11	Survival of Representations and Warranties	119
10.12	Severability	119
10.13	Replacement of Lenders	119
10.14	Governing Law; Jurisdiction; etc.	120
10.15	Waiver of Jury Trial	121
10.16	No Advisory or Fiduciary Responsibility	121
10.17	USA Patriot Act Notice	122
10.18	ENTIRE AGREEMENT	122

v

SCHEDULES

I	Guarantors
2.01	Commitments and Applicable Percentages
5.06	Certain Litigation
5.13	Subsidiaries and Other Equity Interests
7.01	Existing Liens
7.03(d)	Existing Indebtedness
7.08(b)(v)	Affiliate Transactions
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Opinion
F	Security Agreement
G	Guaranty
H-1	U.S. Tax Compliance Certificate
H-2	U.S. Tax Compliance Certificate
H-3	U.S. Tax Compliance Certificate
H-4	U.S. Tax Compliance Certificate

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (“this “Agreement”) is entered into as of November 12, 2013, among WESTERN REFINING, INC., a Delaware corporation (the “Borrower”), each Lender (as hereinafter defined), BANK OF AMERICA, N.A., as Administrative Agent and a Lender, Merril Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and UBS Securities LLC (“UBS”), as the joint lead arrangers (the “Joint Lead Arrangers”), and MLPF&S and UBS, as co-book managers.

RECITALS:

WHEREAS, the Borrower intends to acquire 100% of the membership interests in Northern Tier Holdings LLC (the “Target”) which owns 100% of the membership interests in Northern Tier Energy GP LLC, the sole general partner of Northern Tier Energy LP, and approximately 39% of the limited partnership interests in Northern Tier Energy LP, from TPG Capital and ACON Investments (together, the “Sellers”) (the “Acquisition”), and has requested that the Lenders provide the Term Facility to finance in part the purchase price for the Acquisition;

WHEREAS, the Lenders have indicated their willingness to provide the Term Facility to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2021 Notes” means the senior unsecured notes due in 2021 issued under the 2021 Notes Indenture.

“2021 Notes Indenture” means the Indenture dated as of March 25, 2013 among the Borrower, the guarantors named therein and U.S. Bank National Association, as trustee, paying agent, registrar and transfer agent.

“ABL Credit Agreement” means that certain Second Amended and Restated Revolving Credit Agreement dated as of April 11, 2013, among the Bank of America, N.A., as administrative agent, the lenders from time to time party thereto and the Borrower.

“Additional Refinancing Lender” has the meaning specified in Section 2.14(a).

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time provide to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, on any date of determination, the sum of the Term Loan Commitments plus such commitments, if any, as may be made by Lenders pursuant to Sections 2.12.

“Agreement” means this Term Loan Credit Agreement, as the same may hereafter be renewed, extended, amended or restated from time to time.

“Applicable Class Percentage” means on any date of determination the proportion (expressed as a percentage and carried out to the ninth decimal place) that the aggregate applicable Class Outstanding Amount owed to any Lender bears to the aggregate applicable Class Outstanding Amounts owed to all Lenders at such time; provided that, if, on such date of determination, no applicable Class Outstanding Amounts then exist, then the Applicable Class Percentage shall be determined based on the Applicable Class Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.

“Applicable Percentage” means, on any date of determination the proportion (expressed as a percentage carried out to the ninth decimal place) that the aggregate Outstanding Amount owed to any Lender bears to the aggregate Outstanding Amounts owed to all Lenders at such time; provided that, if, on any date of determination, no Outstanding Amounts then exist, then the Applicable Percentage shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of the Term Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to Eurodollar Rate Loans, 3.50%, and (b) with respect to Base Rate Loans, 2.50%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Acquisition” has the meaning specified in the recitals hereto.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year of the Borrower and its Subsidiaries then ended, including the notes thereto, as contained in the Borrower’s annual report on Form 10-K for such fiscal year, as filed with the SEC.

“Available Incremental Amount” means the greater of (a) $200,000,000, and (b)(i) $200,000,000, plus (ii) the difference between (x) aggregate amount of Term Loan Commitments as of the Closing Date and (y) the outstanding amount of Term Loans; provided, that, to the extent such difference results from any prepayment of Term Loans from the proceeds of any Disposition of Collateral pursuant to Sections 2.03(b)(iii) and (iv)(B), then the amount of such prepayment shall not be included in clause (b)(ii) of this definition.

 “Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its ‘prime rate’, and (c) ‘LIBOR’ (as determined on such day) plus 1%.  The ‘prime rate’ is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bloomfield Refinery” means the refinery and associated facilities owned by San Juan, and operated by Western Refining Southwest, Inc. or another Loan Party, located at or near Bloomfield, New Mexico.

“Board of Directors” means:

(a)           with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;

(b)           with respect to a partnership, the Board of Directors of the general partner of the partnership or, if the partnership has more than one general partner, the managing general partner of the partnership; and

(c)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to this Agreement.

“Borrowing Base” means, as of any date, the sum of (a) 85% of the book value of inventories of the Borrower and its Restricted Subsidiaries as of the end of the most recent month preceding such date, (b) 90% of the book value of the accounts receivable (net of reserve for doubtful accounts) of the Borrower and its Restricted Subsidiaries as of the end of the most recent month preceding such date and (c) 100% of the amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of the end of the most recent month preceding such date, in each case calculated on a consolidated basis in accordance with GAAP and on a pro forma basis for any subsequent acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized to close under law and, if such day relates to any Eurodollar Rate Loan (or any Base Rate Loan, if the Base Rate is determined by reference to ‘LIBOR’), means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Cash Equivalents” means

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; provided, that, if any such commercial paper is not rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, then in order to be considered a Permitted Investment, the following limitation shall apply:  the Borrower and its Restricted Subsidiaries shall not hold more than $40,000,000 in the aggregate of such commercial paper issued by a single issuer; and

(d)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Obligations” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Borrower or any Restricted Subsidiary and any lender under a Credit Facility or Affiliate thereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in the case of clauses (x) and (y), be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Existing Owners, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of (i) the direct or indirect Equity Interests of the Borrower or (ii) the Equity Interests of the Borrower entitled to vote for members of the Board of Directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided, however, that to the extent a change in “beneficial ownership” in such Equity Interests results from the issuance of new Equity Interests in the Borrower, with a corresponding payment in cash to the Borrower for the acquisition of such Equity Interests, the acquisition of up to 40% of the “beneficial ownership” of such Equity Interests shall not constitute a “Change of Control”;

(b)           during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors); or

(c)           any Person or two or more Persons, other than the Existing Owners, acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the Equity Interests of the Borrower entitled to vote for members of the Board of Directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans or Refinancing Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment, an Incremental Term Commitment or a Refinancing Term Commitment.

“Class Outstanding Amount” means, on any date, the aggregate outstanding principal amount of all Loans of such Class after giving effect to any borrowings and prepayments or repayments of Loans of such Class occurring on such date.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower or any Guarantor and their respective Subsidiaries in or upon which a Lien now or hereafter exists in favor of the Administrative Agent, for the benefit of the Lenders, whether under this Agreement or under any other document executed by any such Person and delivered to the Administrative Agent or the Lenders.

“Collateral Documents” means, collectively, (a) the Security Agreements, the Guaranties and all other security agreements, mortgages, deeds of trust, lease assignments, guaranties and other similar agreements executed by the Borrower or any Guarantor in favor of the Administrative Agent, for the benefit of the Lenders, now or hereafter delivered to the Administrative Agent or the Lenders pursuant to or in connection with the transactions contemplated hereby and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Commitment” means a Term Loan Commitment, an Incremental Commitment or a Refinancing Term Commitment as the context may require.

“Competitor” means, any person actively engaged as its principal business in refining crude oil or the transportation, marketing or storage of crude oil or refined products.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)           provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)           Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income (including any items excluded from the definition of “Fixed Charges” pursuant to the proviso in clause (i) thereof); plus

(3)           (a) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; (b) any maintenance turnaround expense and (c) any “lower of cost or market” writedowns of inventory; plus

(4)           without duplication, any expenses or charges related to any issuance of Equity Interests, acquisition or disposition of division or line of business, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by this Agreement (whether or not successful); minus

(5)           non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(1)           the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof and any net loss of such Person shall be excluded;

(2)           for purposes of Section 7.06 only, the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders;

(3)           the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4)           the cumulative effect of a change in accounting principles will be excluded; and

(5)           any non-cash unrealized gains or losses resulting from mark-to-market accounting relating to Hedging Obligations or other derivative instruments will be excluded.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, obligations in respect of Capital Lease Obligations and obligations evidenced by bonds, notes or debentures (other than letters of credit or similar instruments) and (2) the aggregate amount of all outstanding Disqualified Stock of the Borrower and the Guarantors and all Preferred Stock of its Restricted Subsidiaries that are not Guarantors on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Contango Credit Facility” means a revolving credit facility entered into by the Contango Subsidiary to finance its participation in contango market opportunities with respect to Hydrocarbons.

“Contango Subsidiary” means a direct or indirect wholly owned Restricted Subsidiary of the Borrower whose business is limited to buying, selling and storing Hydrocarbons, and entering into Swap Contracts in connection therewith, to take advantage of contango market opportunities with respect to Hydrocarbons and whose assets consist solely of Hydrocarbons and rights and interests related thereto and Swap Contracts entered into in connection therewith, pledged to secure a Contango Credit Facility.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means the convertible senior notes due in 2014 issued under the Convertible Notes Indenture.

“Convertible Notes Indenture” means that certain senior indenture dated as of June 10, 2009 between the Borrower and The Bank of New York Mellon Trust Company, N.A., as Trustee, as supplemented by the Supplemental Indenture dated as of June 10, 2009 between the Borrower and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Convertible Preferred Securities” means preferred stock issued by the Borrower that is convertible into shares of common stock of the Borrower.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness Incurred pursuant to a Refinancing Amendment, in each case, Incurred (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans or any then-existing Incremental Term Loans or Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of Incurrence of such Indebtedness) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)) and (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is Incurred.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Revolving Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables and including Permitted Receivables Financing), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Debt Issuance” means the Incurrence or assumption of Indebtedness by the Borrower or any of its Subsidiaries on or after the Closing Date, other than Indebtedness permitted by Section 7.03(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate, plus (b) the Applicable Rate, if any, applicable to Base Rate Loans, plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that, as determined, in good faith, by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Non-cash Consideration” means any non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is designated as Designated Non-cash Consideration pursuant to a Responsible Officer’s certificate executed by a Responsible Officer of the Borrower or such Restricted Subsidiary at the time of such Disposition.  Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents (which shall be considered Net Cash Proceeds of a Disposition when received).

“Disposition” or “Dispose” means (a) the sale, lease, conveyance or other disposition of any assets outside the ordinary course of business, other than a transaction governed by the provisions of this Agreement in Section 7.04; and (b) the issuance of Equity Interests by any of the Borrower’s Restricted Subsidiaries or the sale by the Borrower or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

 “Disqualified Lender” has the meaning specified in Section 10.06(b)(v)(D).

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Maturity Date.  Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 7.06.  The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“El Paso Refinery” means the refineries owned and operated by Western Refining Company L.P. or another Loan Party located at 212 N. Clark Street El Paso, TX 79905; provided, that for the avoidance of doubt, the El Paso Refinery shall exclude the El Paso Terminal.

“El Paso Terminal” means the terminal and associated facilities owned and/or operated by Western Refining Terminals, LLC located in or near El Paso, Texas; provided that the El Paso Terminal includes the “Premises” as such term is defined in the El Paso Terminal Ground Lease and any other property demised therein.

“El Paso Terminal Ground Lease” means the Ground Lease and Access Agreement (El Paso Refinery) effective as of 12:01 am on October 16, 2013 between Western Refining Company, L.P., as lessor, and Western Refining Terminals, LLC, as lessee.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means: (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time on such date for U.S. Dollar deposits with a term of one month commencing that day; provided, that, to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied  in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.  Notwithstanding anything to the contrary contained herein, (i) the Eurodollar Rate shall at all times at least equal or exceed the Eurodollar Rate Floor, and (ii) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (A) LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (B) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Floor” means 1.00%.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes and branch profits Taxes, in each case that are (i) imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States Federal withholding tax that is imposed on amounts payable to or for the account of such Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a), (c) Taxes attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(f), and (d) any United States Federal withholding tax imposed under FATCA.

“Existing Notes Issue Date” means June 12, 2009.

“Existing Owners” means those Persons who are owners of the Equity Interests of RHC Holdings, L.P., as of May 31, 2007, members of their immediate families and Persons (including trusts established for estate planning purposes) that are Affiliates thereof.

“Extraordinary Receipts” means any cash proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof) in respect of property other than Revolver Collateral received by or paid to or for the account of any Person; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds or awards (a) are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received, or otherwise, with respect to such proceeds relating to property other than the Refineries, invested in assets used in the business of the Borrower and its Restricted Subsidiaries, in accordance with the terms of Section 2.03(b)(ii), (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with Respect thereto or (c) constitute proceeds of Revolver Collateral.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such sections and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that fee letter dated as of November 12, 2013 between the Borrower and the Joint Lead Arrangers.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of: (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations hedging interest rate risk, provided that Fixed Charges shall exclude (i) amortization or the write-off of any deferred financing costs and the amortization of any discount resulting from any issuance of convertible debt securities and (ii) Additional Interest (as defined in the 2012 Notes Indenture) in respect of the 2021 Notes, debt issuance costs and premiums or losses incurred in connection with the extinguishment of Indebtedness, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark-to-market valuation of Hedging Obligations or other derivatives under GAAP; plus (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (3) all dividends or distributions paid in cash on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends payable to the Borrower or a Restricted Subsidiary of the Borrower, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)           acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in good faith by the chief financial officer (including adjustments permitted under Regulation S-X and other cost savings that the Borrower expects in good faith to achieve within the next twelve months in connection therewith), but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4)           consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Restricted Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gallup Refinery” means the crude oil refinery and associated facilities owned and operated by Western Refining Southwest, Inc. or another Loan Party and located in or near Gallup, New Mexico (formerly known as the Ciniza Refinery); provided, that for the avoidance of doubt, the Gallup Refinery shall exclude the Gallup Terminal.

“Gallup Terminal” means the terminal and associated facilities owned and/or operated by Western Refining Terminals, LLC and located in or near Gallup, New Mexico; provided that the Gallup Terminal includes the “Premises” as such term is defined in the Gallup Terminal Ground Lease and any other property demised therein.

“Gallup Terminal Ground Lease” means the Ground Lease and Access Agreement (Gallup Refinery) effective as of 11:59 am on October 15, 2013 between Western Refining Southwest, Inc., as lessor, and Western Refining Terminals, LLC, as lessee.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary set forth on Schedule I hereto, and each other Subsidiary that now or hereafter executes a Guaranty pursuant to Section 6.12 hereof.

“Guaranty” means collectively, the Guaranty Agreements substantially in the form of Exhibit G hereto executed by Subsidiaries of the Borrower in favor of the Administrative Agent and the Lenders, together with each other guaranty and guaranty supplement delivered pursuant to this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a)           any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b)           any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hydrocarbons” means oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, and all other minerals.

“IFRS” means the International Financial Reporting Standards.

“Increase Effective Date” has the meaning set forth in Section 2.12.

“Incremental Term Commitments” has the meaning set forth in Section 2.12.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” has the meaning set forth in Section 2.12.

“Incremental Term Facility” means any additional tranche of Incremental Term Commitments and Incremental Term Loans established pursuant to Section 2.12.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Borrower and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Borrower or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent: (1) in respect of borrowed money; (2) evidenced by bonds,

notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) in respect of banker’s acceptances; (4) in respect of Capital Lease Obligations; (5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; (6) representing Hedging Obligations; (7) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or (8) in the case of a Subsidiary of such Person that is not a Guarantor, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided, that, the amount of such Indebtedness will be the lesser of (A) the fair market value, as determined in good faith by the Board of Directors of the Borrower, of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to this Agreement.  The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be: (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and (3) in case of any Hedging Obligations, the net amount payable upon termination.

Notwithstanding the foregoing, Indebtedness will not include (i) any obligations under the ground lease between Du Pont and a Subsidiary of the Borrower and the Sulfuric Acid Regeneration and Sulfur Gas Processing Agreement between E.I. Du Pont de Nemours and Borrower and Western Refining Issuer, L.P. executed in connection therewith, (ii) the pledge by the Borrower or any Restricted Subsidiary of the Equity Interests of an Unrestricted Subsidiary or Permitted Joint Venture to secure Non-Recourse Debt of that Unrestricted Subsidiary or Permitted Joint Venture, (iii) Cash Management Obligations, or (iv) any Indebtedness constituting a Guarantee of any obligations of another Person to the extent such Indebtedness is secured by a perfected lien on cash, Cash Equivalents or other governmental obligations pledged by such other Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or, subject to availability, six months thereafter (or twelve months, if at the time of the relevant Borrowing, all Lenders agree to make interest periods of such length available), as selected by the Borrower in its Loan Notice; provided, that:

(i)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)           no Interest Period shall extend beyond the Maturity Date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value, as determined in good faith by the Board of Directors of the Borrower, of the Investment in such Subsidiary not sold or disposed of.  The acquisition by the Borrower or any Restricted Subsidiary of the Borrower of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the fair market value, as determined in good faith by the Board of Directors of the Borrower, of the Investment held by the acquired Person in such third Person.

“IRS” means the United States Internal Revenue Service.

“Joint Lead Arrangers” has the meaning specified in the introductory paragraph hereto.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Term Loans hereunder at such time, including the latest maturity date of any Refinancing Term Loan and any Incremental Term Loans, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 2.12 or Section 10.06, in each case unless such person has ceased to be a Lender pursuant to Section 10.06.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time designate by notice to the Borrower and the Administrative Agent.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Term Loan, an Incremental Term Loan or a Refinancing Term Loan, as the context may require.

“Loan Documents” means this Agreement, each Note and the Collateral Documents.

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower, each Guarantor and each Subsidiary that has executed a Collateral Document; and each individually, a “Loan Party”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

“Material Restricted Subsidiary” means any Restricted Subsidiary that would constitute a “significant subsidiary” within the meaning of Rule 1-02(w)(1) or (2) of Regulation S-X of the Securities Act of 1934.1

“Maturity Date” means November 12, 2020.

“MLP” means a limited partnership with one or more classes of securities registered under the Securities Act of 1933 or the Securities Exchange Act of 1934, (a) in which the Borrower and/or one or more of its Restricted Subsidiaries has direct or indirect ownership interest, (b) whose general partner is Controlled directly or indirectly by the Borrower and (c) that is engaged in a business that generates “qualifying income” within the meaning of section 7704(d) of the Code.

“MLPF&S” has the meaning specified in the introductory paragraph hereto.

“MLP GP” means (i) the general partner of a MLP and (ii) any direct or indirect Subsidiary of the Borrower that Controls or otherwise owns an interest in the general partner of a MLP.

“MLP Subsidiary” means a Subsidiary of the Borrower that (a) is an MLP or an MLP GP, and (b) each Subsidiary of each of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” has the meaning specified in Section 6.15.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by the Borrower or any Restricted Subsidiary, or an Extraordinary Receipt received or paid to the account of the Borrower or any Restricted Subsidiary, in each case in an aggregate amount exceeding, for any single transaction or group of related transactions, $2,500,000, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash received by way of deferred

1 Note: List of non-Material Restricted Subsidiaries to be provided.

payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest or other amounts due in respect of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by any Loan Party or any Restricted Subsidiary in connection with such transaction, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith (provided that, if the amount of any estimated taxes pursuant to this subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such transaction, the aggregate amount of such excess shall constitute Net Cash Proceeds) and (D) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such transaction (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and

(b)           with respect to any Debt Issuance by the Borrower or any Restricted Subsidiary, in each case in an aggregate amount exceeding, for any single transaction or group of related transactions, $2,500,000, the excess, if any, of (i) cash and cash equivalents received by the Borrower or any Restricted Subsidiary in connection with such issuance (including any cash received by way of deferred payment pursuant, but only as and when so received) over (ii) the reasonable and customary out-of-pocket expenses incurred by any Loan Party or any Restricted Subsidiary in connection with such issuance.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however: (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with, (a) any sale of assets outside the ordinary course of business of such Person or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; (2) any extraordinary, unusual or non-recurring gain or loss, together with any related provision for taxes on such extraordinary or non-recurring gain or loss; (3) any restructuring charges; and (4) any asset impairment charges, including any “lower-of-cash-or-market value” inventory writedown and any amortization of intangibles as a result of the application of purchase accounting, and any non-cash compensation expense.

“Northern Tier ABL Credit Agreement” means that certain Credit Agreement, dated as of December 1, 2010, among Northern Tier Energy LLC, St. Paul Park Refining Co. LLC, Northern Tier Bakery LLC, Northern Tier Retail LLC, SuperAmerica Franchising LLC, each subsidiary of Northern Tier Energy LLC party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the other agents party thereto and the lenders party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any

Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, in each case including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Lease Recharacterization” has the meaning specified in the definition of “Recharacterized Operating Leases”.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning specified in Section 2.03(b).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, or from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of all Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of related business assets or a combination of related business assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided, that, any cash or Cash Equivalents received must be applied in accordance with Section 2.03(b)(iii) hereof.

“Permitted First Priority Refinancing Debt” means any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes issued in exchange therefor) Incurred by the Borrower in the form of one or more series of senior secured notes or second lien loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Loan Parties, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than (x) quarterly or annual amortization of not more than 1% per annum and (y) customary prepayments or offers to repurchase upon a change of control, asset sale or event of loss or from a percentage of annual excess cash flow and a customary acceleration right after an event of default) on or prior to the date that is the Latest Maturity Date at the time such Indebtedness is Incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (v) the holders of such Indebtedness, or a duly authorized agent on their behalf, agree in writing to be bound by a customary intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Permitted Investments” means:

(a)           Investments in the Borrower or in a Restricted Subsidiary of the Borrower;

(b)           any Investments in Cash Equivalents;

(c)           any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(i)           such Person becomes a Restricted Subsidiary of the Borrower; or

(ii)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(d)           any Investment made as a result of the receipt of non-cash consideration from a Disposition or a Permitted Asset Swap that was made pursuant to and in compliance with, or in connection with a Disposition of assets permitted under Section 7.05;

(e)           Hedging Obligations that are otherwise permitted under this Agreement;

(f)           stock, obligations or securities received in satisfaction of claims or judgments, in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person;

(g)           stock, obligations or securities received in satisfaction of judgments;

(h)           Investments made in exchange for Equity Interests (other than Disqualified Stock) of the Borrower;

(i)           advances or other loans to customers or suppliers in the ordinary course of business and endorsements for collection or deposit arising in the ordinary course of business;

(j)           commission, payroll, travel and similar advances to officers and employees of the Borrower or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(k)           other Investments in any Person in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made in reliance on this clause that are at the time outstanding, not to exceed the greater of (i) $100,000,000 and (ii) 2.50% of Total Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Closing Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization, not to exceed the amount of Investments in such Person made after the Closing Date in reliance on this clause); provided, however, that if any Investment pursuant to this clause is made in any Person that is not a Restricted Subsidiary of the Borrower on the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be a Restricted Subsidiary;

(l)           Investments in Unrestricted Subsidiaries and Permitted Joint Ventures (i) in an aggregate amount, taken together with all other Investments made in reliance on this clause that are at the time outstanding, not to exceed (A) the greater of $50,000,000 and (B) 1.25% of Total Assets, at the time of Investment (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Closing Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization, not to exceed the amount of Investments in such Person made after the Closing Date in reliance on this clause); provided, however, that if any Investment pursuant to this clause is made in any Person that is not a Restricted Subsidiary of the Borrower on the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be a Restricted Subsidiary or (ii) constituting a pledge of Equity Interests in such Permitted Joint Venture or Unrestricted Subsidiary to secure any Indebtedness of such Permitted Joint Venture or Unrestricted Subsidiary;

(m)           Investments arising as a result of any Permitted Receivables Financing;

(n)           any Guarantee permitted to be Incurred under Section 7.03; and

(o)           any transaction to the extent constituting an Investment that is permitted by and made in accordance with Section 7.08(b) (except for transactions permitted solely pursuant to clauses (iii), (vii) or (x) thereof).

“Permitted Joint Venture” means any Person (other than a Restricted Subsidiary) in which the Borrower owns (including ownership through its Restricted Subsidiaries) Equity Interests representing less than 100% of the total outstanding Equity Interests of such Person, provided that such Person is engaged only in the businesses that are permitted for the Borrower and its Subsidiaries pursuant to Section 7.07.

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a securitization Subsidiary purchases or otherwise acquires accounts receivable of the Borrower or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors of the Borrower has concluded are customary and market terms fair to the Borrower and its Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:

(a)           the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(b)           such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans, on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d)           such Permitted Refinancing Indebtedness is Incurred by either (i) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (ii) the Borrower or a Guarantor;

(e)           such Permitted Refinancing Indebtedness is not be secured by any collateral that was not pledged to secure the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(f)           such Permitted Refinancing Indebtedness is not be guaranteed by any Restricted Subsidiaries that did not guarantee the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded; and

(g)           the material terms (other than pricing and yield) of such Permitted Refinancing Indebtedness or of any agreement entered into or of any instrument issued in connection therewith are not, in the aggregate, less favorable in any material respect to the Loan Parties or the Lenders than the less favorable of (i) the terms of any agreement or instrument governing the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded and (ii) the terms of the Borrower’s 2021 Notes, provided, that, the 2021 Notes are outstanding at such time.

“Permitted Second Priority Refinancing Debt” means Credit Agreement Refinancing Indebtedness constituting secured Indebtedness (including any Registered Equivalent Notes issued in exchange therefor) Incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) the holders of such Indebtedness, or a duly authorized agent on their behalf, agree in writing to be bound by a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and (iii) such Indebtedness has a final maturity date later than the Latest Maturity Date at the time such Indebtedness is Incurred, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of each Class of Loans then outstanding.

“Permitted Unsecured Refinancing Debt” means Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness (including any Registered Equivalent Notes issued in exchange therefor) Incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) such Indebtedness has a final maturity date later than the Latest Maturity Date at the time such Indebtedness is Incurred, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of each Class of Loans then outstanding

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” is defined in Section 6.02 hereof.

“Pledged Securities” has the meaning specified in the Security Agreement.

“Property” means the Refineries and the real estate upon which the Refineries are located, other real estate owned by one or more Loan Parties, and the interests in real property created by easements or rights of way in favor of any Loan Party, together with all Loan Parties’ interests in the improvements thereon, the fixtures and equipment located thereon or located elsewhere and used in the Borrower’s and its Restricted Subsidiaries’ business.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Agreement” means that Purchase Agreement dated as of the November 12, 2013 between Northern Tier Holdings LLC, as seller and Western Refining, Inc., as buyer.

“Qualifying Assets” means assets that generate “qualifying income” within the meaning of section 7704(d) of the Code.

“Ratings” means, as of any date of determination, the Borrower’s ratings as determined by S&P and Moody’s.

“Recharacterized Operating Leases” means leases that are classified as operating leases under GAAP as in effect on the Closing Date that are subsequently classified as Capitalized Leases because of changes in GAAP (any such change, an “Operating Lease Recharacterization”).

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” has the meaning specified in Section 10.06(c).

“Refinancing Term Commitments” means one or more Classes of Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Loans hereunder that result from a Refinancing Amendment.

“Refineries” means, together, the Gallup Refinery and the El Paso Refinery (each, a “Refinery”).  The term “Refineries” shall also include any refinery acquired by the Borrower or a Restricted Subsidiary of the Borrower after the Closing Date.

“Register” has the meaning specified in Section 10.06(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act of 1933 or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates; and “Related Party” means any one of the foregoing.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” means, without duplication, (a) Incurrence by any Loan Party of Indebtedness for borrowed money in the form of loans having an effective yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such loans or Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such loan or Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate) that is lower than that applicable to the Term Loans, the proceeds of which are used to prepay or refinance all or a portion of the Term Loans, (b) any amendment, waiver or other modification of or under this Agreement that would have the effect of reducing the effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such loans or Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such loan or Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate) of the Term Loans or (c) the assignment by a Lender of its Term Loans as required under Section 10.13 as a result of its failure to consent to any amendment of the type referred to in the foregoing clause (b), in each case other than in connection with a Change of Control.

“Repurchase Program Payment” means a Restricted Payment made pursuant to one or more Equity Interest repurchase programs established by the Borrower, in connection with which (x) the aggregate amount paid in respect of Equity Interests so repurchased pursuant to any single such program does not exceed $200,000,000 and (y) each such repurchase is made within 90 days of the establishment of such program.

“Required Lenders” means, on any date of determination, Lenders holding in the aggregate more than 50% of the Outstanding Amount; provided that the Commitment of, and the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.  With respect to documents delivered pursuant to Article IV, the term “Responsible Officer” shall also include the chief administrative officer of the Borrower.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.06.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary or an MLP Subsidiary.

“Revolver Administrative Agent” means Bank of America in its capacity as administrative agent for the lenders under the Revolver Loan Documents (together with any successor thereto in such capacity).

“Revolver Collateral Documents” means the “Collateral Documents” under, and as defined in, the Revolving Credit Agreement.

“Revolver Indebtedness” means Indebtedness under the Revolving Credit Agreement and all refinancings, renewals and extensions thereof that are permitted by this Agreement.

“Revolver Loan Documents” means the “Loan Documents” under, and as defined in, the Revolving Credit Agreement and any documents governing refinancings, renewals and extensions of the Indebtedness under the Revolving Credit Agreement that are permitted by this Agreement.

“Revolver Collateral” means the “Collateral” under, and as defined in, the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Second Amended and Restated Revolving Credit Agreement, dated as of April 11, 2013, among the Borrower, Bank of America, N.A., as administrative agent, and the lenders party thereto, MLPF&S and Wells Fargo Capital Finance, LLC as joint lead arrangers and joint bookrunners, and The Royal bank of Scotland Plc., Suntrust Bank and Regions Business Capital, as co-documentation agents (as amended, amended and restated, supplemented or otherwise modified from time to time).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“San Juan” means San Juan Refining Company, a New Mexico corporation.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Leverage Ratio” means, with respect to the Borrower, at any date the ratio of (a) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries (but only to the extent secured by Liens on any assets of the Borrower or any Guarantor as of such date to (b) Consolidated Cash Flow for the Borrower and its Restricted Subsidiaries for the four fiscal quarters ended immediately prior to such date for which internal financial statements are available, with pro forma adjustments as set forth under the definition of “Fixed Charge Coverage Ratio.”

“Security Agreements” means, collectively, each Security Agreement substantially in the form of Exhibit F hereto, executed by the Borrower and each Subsidiary in favor of the Administrative Agent, for the benefit of the Lenders, as renewed, extended, amended or restated from time to time.

“Sellers” has the meaning specified in the recitals hereto.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the total amount of such Person’s liabilities (including contingent liabilities), (b) the present fair saleable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event” means any of (x) the Events of Default specified in Sections 8.01(a), 8.01(f) or 8.01(g) hereof, or (y) a breach by the Borrower of Section 7.11 of the ABL Credit Agreement.

“Specified Purchase Agreement Representations” means the representations and warranties provided for under the Purchase Agreement that are made by or with respect to the Target, its affiliates and/or the Sellers as are material to the interests of the Joint Lead Arrangers and the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Purchase Agreement or otherwise decline to consummate the Acquisition as a result of a breach of such representations or warranties in the Purchase Agreement.

“Specified Representations” means the representations and warranties contained in Sections 5.01(a), (b)(ii), 5.02, 5.03, 5.04, 5.14, 5.18, 5.19(a) and 5.20 hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Structured Hydrocarbon Supply Arrangement” means a transaction or series of transactions entered into by the Borrower or a Restricted Subsidiary pursuant to which one or more third parties supplies, or agrees to supply, to the Borrower and its Restricted Subsidiaries Hydrocarbons of a type that, at the time of such supply, are used or produced in the ordinary course of business of the Borrower and its Restricted Subsidiaries, including, without limitation, such transactions that include sales by the Borrower and its Restricted Subsidiaries of similar Hydrocarbons to such third parties and later purchases (or options to purchase) by the Borrower or such Restricted Subsidiaries of similar Hydrocarbons from such third parties and/or their affiliates and such transactions that include the provision by the Borrower or its Restricted Subsidiaries to such third parties of related storage and other related services or the leasing by the Borrower and its Restricted Subsidiaries of related storage facilities.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Lenders outstanding at such time.

“Terminal” means the El Paso Terminal and the Gallup Terminal and all other finished product, asphalt, crude oil, and other storage terminals, tanks and lines and facilities related thereto owned or leased by the Borrower and its Restricted Subsidiaries.

“Term Loan Commitment” means, as to any Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment.”

“Term Loans” has the meaning specified in Section 2.01(a).

 “Threshold Amount” means $50,000,000.

“Title Company” has the meaning specified in Section 6.15(a)(ii).

“Title Policy” has the meaning specified in Section 6.15(a)(ii).

“Total Assets” means (a) in the case of the Borrower, the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Borrower provided to the Administrative Agent pursuant to Section 6.01 and (b) in the case of any Person or Persons, the total combined or consolidated assets of such Person or Persons, as of the end of the most recent fiscal quarter, in each case determined on a pro forma basis to give effect to any acquisition or disposition of assets made after such balance sheet date and on or prior to the date of determination.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code, including each such provision as it may subsequently be renumbered, as enacted in the State of New York or other applicable jurisdiction, as amended at the time in question.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (f) of Section 3.01.

“Unrestricted Subsidiary” means (a) any securitization Subsidiary and (b) any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a board resolution in compliance with conditions set forth below, and any Subsidiary of such Subsidiary.  Notwithstanding the provisions set forth above with respect to “Unrestricted Subsidiaries”, the Borrower shall not designate any Subsidiary as an Unrestricted Subsidiary, to the extent that such Subsidiary directly or indirectly owns a Refinery.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)           the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)           the then outstanding principal amount of such Indebtedness.

1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) any references to any particular IRS Form shall include any applicable successor form..

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except (x) as may be required by changes in GAAP, (y) as may be required by IFRS if the Borrower is required to apply IFRS as provided in Section 1.03(b), or (z) as may be otherwise specifically prescribed herein. Notwithstanding the foregoing, (i) for purposes of determining compliance with any financial ratio contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is an operating lease or a capital lease shall be made without giving effect to any operating leases which are characterized as capital leases as a result of an Operating Lease Recharacterization.

(b) Changes in GAAP; IFRS.  If (x) at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document or (y) the Borrower is required (as advised by the Borrower’s outside auditors of national recognized standing) to apply IFRS rather than GAAP and such change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or such application of IFRS, as the case may be (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein (or prior to the application of IFRS, as applicable) and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP (or such application of IFRS, as applicable).

(c) Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Restricted Subsidiaries or to the determination of any amount for the Borrower and its Restricted Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity (other than an MLP Subsidiary) that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II.
THE COMMITMENTS AND LOANS

2.01 Loans.

(a) Each Lender severally agrees to make a term loan (each a “Term Loan” and collectively, the “Term Loans”) to the Borrower in an amount equal to such Lender’s Term Loan Commitment, which loans shall be disbursed in a single advance on the Closing Date in a principal amount equal to 99.0% of such Lender’s Term Loan Commitment; provided that for the avoidance of doubt, the principal amount of each Term Loan made hereunder shall be an amount equal to 100% of each Lender’s Term Loan Commitment.

(b) Lenders may, but shall not be required to, agree to commit to make additional Loans if requested by the Borrower pursuant to Section 2.13.

(c) Amounts borrowed under this Section 2.01 which are repaid or prepaid may not be reborrowed.

2.02 Borrowings, Conversions and Continuations of Term Loans.

(a) Each Borrowing, each conversion of Loans of any Class from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given electronically or by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested borrowing date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $10,000,000, or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000, or a whole multiple of $1,000,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (B) the Class of Loans being borrowed, converted or continued, (C) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (D) the principal amount of Loans to be borrowed, converted or continued, (E) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (F) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, converted to, or continued as Eurodollar Loans having an Interest Period of one month.  Any such automatic continuation of Eurodollar Loans for an additional Interest Period shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Class Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan of the applicable Class available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.01, with respect to the Term Loan advances made on the Closing Date, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect with respect to Term Loans.

2.03 Prepayments.

(a) Voluntary.  (i)  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans of any Class in whole or in part without premium or penalty; provided, that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $10,000,000, or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) and Class of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Class Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.07(b) or Section 3.05.  Each such prepayment shall be applied to the Loans of the applicable Class of the Lenders in accordance with their respective Applicable Class Percentages.

(ii) (1) If the Borrower makes a prepayment of any Term Loan pursuant to Section 2.03(a) or Section 2.03(b)(i) in connection with a Repricing Transaction or (2) the Term Loans are otherwise subject to a Repricing Transaction, in each case, the Borrower shall pay a premium in respect of the principal amount of Term Loans that are subject to such prepayment or Repricing Transaction in an amount equal to 1.00% of such principal amount if such prepayment or Repricing Transaction occurs prior to the first anniversary of the Closing Date.  Each such prepayment shall be applied to the Loans of the applicable Class of the Lenders in accordance with their respective Applicable Class Percentages.

(b) Mandatory.  Until such time as the Outstanding Amount has been repaid in full, the Outstanding Amount shall be permanently prepaid in the amounts set forth below upon the occurrence of any of the following events:

(i) In the event of any Debt Issuance by the Borrower or any of its Restricted Subsidiaries on or after the Closing Date, then concurrently with receipt of Net Cash Proceeds of such Debt Issuance, the Borrower shall prepay an aggregate principal amount of the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans equal to 100% of such Net Cash Proceeds.

(ii) If Net Cash Proceeds of Extraordinary Receipts received on or after the Closing Date by the Borrower or any of its Restricted Subsidiaries exceed during any calendar year an amount equal to $50,000,000 (the portion of such Net Cash Proceeds that exceeds $50,000,000 is herein referred to as “Excess Extraordinary Receipts”) the Borrower shall prepay an aggregate principal amount of Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, equal to 100% of such Excess Extraordinary Receipts immediately upon receipt thereof by the Borrower or such Restricted Subsidiary; provided, however, that, for so long as no Event of Default shall have occurred and be continuing, the Borrower or a Restricted Subsidiary may reinvest such Extraordinary Receipts in assets used in the businesses of the Borrower or its Restricted Subsidiaries, and in such case any such Extraordinary Receipts that have not been reinvested within one year from the receipt thereof by the Borrower or such Restricted Subsidiary shall be immediately applied to the prepayment of the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans.

(iii) If Net Cash Proceeds received on or after the Closing Date by the Borrower or any of its Restricted Subsidiaries from one or more Dispositions (other than Dispositions to the Borrower or to a Restricted Subsidiary permitted by Section 7.05(b)(ii)) exceed during any calendar year, an aggregate amount equal to $50,000,000 (the portion of such Net Cash Proceeds that exceeds $50,000,000 is herein referred to as “Excess Disposition Net Cash Proceeds”) the Borrower shall make an offer to the Lenders to prepay an aggregate principal amount of the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, equal to such Excess Disposition Net Cash Proceeds pursuant to Section 2.03(c) and, to the extent such offer is declined, the Borrower may retain such declined amounts, provided, however, for so long as no Event of Default shall have occurred and be continuing, the Borrower or a Subsidiary may reinvest such Excess Disposition Net Cash Proceeds (other than Net Cash Proceeds in connection with the Disposition of a Refinery) in assets used in the business of the Borrower or its Subsidiaries, and in the case of any Excess Disposition Net Cash Proceeds that have not been reinvested within one year from the receipt thereof by the Borrower or such Subsidiary, the Borrower shall immediately upon the expiration of such one-year period, make an offer to the Lenders to prepay an aggregate principal amount of the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, equal to such Excess Disposition Net Cash Proceeds pursuant to Section 2.03(c).

(iv) Upon a Disposition of (A) the El Paso Refinery as permitted under Section 7.05(c)(i), the Borrower shall prepay the Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, in full, and (B) the Gallup Refinery as permitted under Section 7.05(c)(ii), the Borrower shall prepay an aggregate principal amount of Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, equal to 100% of the Net Cash Proceeds (which amount shall be in compliance with clause (B) of Section 7.05(c)(ii)) received by the Borrower or such Restricted Subsidiary;

provided in each case, that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any Permitted First Priority Refinancing Debt  (or any Permitted Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the Net Cash Proceeds of such transaction or event (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and, if so provided in the Incremental Term Loan Supplement applicable thereto, Incremental Term Loans and Other Applicable Indebtedness at such time); provided, further, that (A) the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans and, if so provided in the Incremental Term Loan Supplement applicable thereto, Incremental Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and, if applicable, the Incremental Term Loans, and the amount of prepayment of the Term Loans and, if applicable, the Incremental Term Loans, that would have otherwise been required pursuant to this Section 2.03(b) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans and, if so provided in the Incremental Term Loan Supplement applicable thereto, Incremental Term Loans in accordance with the terms hereof.

(c) With respect to any offer to prepay Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, to be made pursuant to Section 2.03(b)(iii) above, the Borrower shall notify the Administrative Agent by 12 Noon (New York City time) on or before the third Business Day after the Borrower is in receipt of the applicable Excess Disposition Net Cash Proceeds (or, as applicable, three Business Days prior to the expiration of the one-year period referred to in the proviso of Section 2.03(b)(iii)) as to which it proposes to make such offer of the receipt of such Excess Disposition Net Cash Proceeds and its offer to prepay the Term Loans at par and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, on the fourth Business Day following receipt of such notice by the Administrative Agent.  The Administrative Agent shall then notify each of the applicable Lenders of such offer.  Each Lender, at its option, may elect not to accept such prepayment.  Any Lender declining such prepayment shall give written notice to the Administrative Agent by 12 Noon (New York City time) on the third Business Day immediately following the date the Lenders receive notice of such prepayment.  If a Lender fails to give notice by 12 Noon as set forth in the immediately preceding sentence, such Lender shall be deemed to have accepted the offer.  Any amounts that would otherwise have been applied to prepay such declining Lender shall be retained by the Borrower.

(d) Each prepayment of Term Loans and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, required to be made pursuant to subsection (b) of this Section 2.03 shall be applied ratably to all outstanding Term Loans (provided that (i) any prepayment of Term Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt, and (ii) any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans) and, if so provided in the Incremental Term Supplement applicable thereto, Incremental Term Loans, and the principal repayment installments thereof shall be applied pro rata.  Within the foregoing parameters, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans.

(e) If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.03 at any time that is other than the end of the current Interest Periods, and provided that no Default shall then exist, the Borrower shall have the right, in lieu of making such prepayment in full prior to the end of an Interest Period, to defer the making of such prepayment until the last day of the current Interest Periods applicable thereto.

2.04 Repayment of Loans.  The Borrower agrees to repay to the Lenders in quarterly installments of principal, each of which shall be equal to 0.25% of the initial aggregate principal amount of the Term Loans.  The first such payment shall be made on March 31, 2014 and each subsequent payment shall be made thereafter on the last Business Day of each March, June, September and December, with a final payment due in respect of any Class of Loans on the Maturity Date (in the case of Term Loans) or the maturity date in respect thereof (in the case of Incremental Term Loans) in an amount equal to the Class Outstanding Amount as of such date.  Each time that additional Loans are made pursuant to increases in Commitments pursuant to Section 2.12, the amount of the remaining installments of principal shall be adjusted so that each such remaining installment is in an amount equal to 0.25% of the principal amount of all Loans outstanding on the date that such additional Loans are made (including the amount of the additional Loans made on such date).

2.05 Interest and Principal Payments.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i)     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at Stated Maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at Stated Maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06 Fees.  The Borrower agrees to pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.07 Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08 Evidence of Debt.  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Class, amount and maturity of its Loans and payments with respect thereto.

2.09 Payments Generally; Administrative Agent’s Clawback.

(a) General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage or Applicable Class Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. may, in the Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i)      Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Borrower and the applicable Lender severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the other Loans included in such Borrowing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.10 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided, that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.11 Security.  All Obligations of the Borrower and the Guarantors shall be secured in accordance with the Collateral Documents.

2.12 Increase in Term Loans.

(a) Request for Increase.  Provided that no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may at any time and from time to time, request an increase in Loans (which increase may take the form of new term loan commitments (“Incremental Term Commitments”) and loans (“Incremental Term Loans”)) under an Incremental Term Facility in an aggregate amount not exceeding the Available Incremental Amount; provided that any such request for an increase shall be in a minimum amount of $50,000,000.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lenders by the Administrative Agent).  With respect to any Incremental Term Facility, the Borrower, the Administrative Agent and the Incremental Term Lenders party thereto shall enter into a supplement to this Agreement (an “Incremental Term Supplement”) and such Incremental Term Supplement shall set forth the terms and conditions relating to any Incremental Term Facility, which, to the extent that they are in the aggregate materially more adverse to the Borrower and its Restricted Subsidiaries than the terms and conditions relating to the Term Facility, shall be reasonably acceptable to the Administrative Agent (except to the extent that they are consistent with clause (e) below).

(b) Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment, and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s Applicable Percentage in respect of the Term Facility) of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  The Borrower is entitled to elect, in its discretion, Incremental Term Lenders from among the existing Lenders and any additional banks, financial institutions and other institutional lenders or investors, subject to the consent of (i) such proposed Incremental Term Lender and (ii) the Administrative Agent (which consent shall not be unreasonably withheld).  Subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(c) Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.

(d) Effective Date and Allocations.  If the Loans are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders, including the proposed new lenders, as applicable, of the final allocation of such increase and the Increase Effective Date.  Such amendment may be signed by the Administrative Agent on behalf of the Lenders.

(e) Conditions to Effectiveness of Increase.  As a condition precedent to such increase, (1) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party certifying that, before and after giving effect to such increase in Term Loans or Incremental Term Facility, (A) the representations and warranties contained in Article V and this Agreement are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01, and (B) no Default or Event of Default shall have occurred and be continuing at such time or would result from the increase in Term Loans or Incremental Term Facility on such Increase Effective Date, (2) all fees and expenses of the Administrative Agent and the Lenders in connection with such increase in Term Loans or Incremental Term Facility shall have been paid on or prior to the Increase Effective Date to the extent provided in the applicable Incremental Term Supplement, (3) with respect to each Incremental Term Facility, such Incremental Term Facility shall (i) not have a final maturity date earlier than the Maturity Date applicable to the Term Facility or a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Facility and (ii) be secured by either a pari passu or junior lien on the Collateral, (4) the Applicable Rate for the Incremental Term Loans shall be determined by the Borrower and the lenders thereof; provided, that, in the case of any Incremental Term Loans that are secured by a Lien on the Collateral that is pari passu with the Lien securing the Term Loans, (A) in the event that the applicable margin for any Incremental Term Loans Incurred under such Incremental Term Facility on or prior to the date that is 18 months after the Closing Date exceeds the applicable margin for the Term Loans by more than 50 basis points, then the Applicable Rate for the Term Loans shall be adjusted so that the applicable margin for the Incremental Term Loans under such Incremental Term Facility does not exceed the applicable margin for the Term Loans by more than 50 basis points; provided, further, that the determination of the applicable margin for the Term Loans and Incremental Term Loans under the Incremental Term Facility shall include the following items:  (x) interest rate margins and (y) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable to the Lenders in the primary syndication thereof (with OID being equated to interest based on an assumed four-year life to maturity) and shall exclude customary arrangement or commitment fees payable to the arrangers (or their affiliates) of such loans and (B) in the event that the Eurodollar Rate floor and/or Base Rate floor applicable to the Incremental Term Facility is greater than the Eurodollar Rate floor or Base Rate floor, respectively, applicable to the Term Loans, the Eurodollar Rate floor and/or Base Rate floor applicable to the Term Loans shall be adjusted to match such Eurodollar Rate floor or Base Rate floor applicable to the Incremental Term Loans but only to the extent an increase in the Eurodollar Rate floor or Base Rate floor applicable to the Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Eurodollar Rate floor and Base Rate floor (but not the Applicable Rate) applicable to the Term Loans shall be increased to the extent of such differential between interest rate floors, and (5) subject to clause (4)(i), the amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof.

(f) On each Increase Effective Date, each applicable Lender or other bank, financial institution or other institutional lender or investor that is providing an Incremental Term Commitment shall make an Incremental Term Loan to the Borrower in a principal amount equal to such Lender’s or Person’s Incremental Term Commitment pursuant to the procedures set forth in Section 2.02.  Any Incremental Term Loan shall be a “Loan” for all purposes of this Agreement and the other Loan Documents.

(g) Conflicting Provisions.  This Section shall supersede any provisions in Section 2.10 or 10.01 to the contrary.

2.13 Defaulting Lenders.  (a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their respective percentages of the initial applicable Commitment, whereupon that Lender will cease to be a Defaulting Lender; provided, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.14 Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans pursuant to an amendment (a “Refinancing Amendment”) in accordance with this Section 2.14 (each, an “Additional Refinancing Lender”) (provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans to the extent such consent, if any, would be required under Section 10.06(b)(iii)(B) for an assignment of Loans to such Lender or Additional Refinancing Lender) or Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class of Loans then outstanding, in the form of Refinancing Term Loans or Refinancing Term Commitments pursuant to a Refinancing Amendment.

(b) The effectiveness of any Refinancing Amendment shall be subject to (i) the accuracy in all material respects of the representations and warranties set forth in Article V as of the date of Incurrence of such Indebtedness, after giving effect to such Incurrence (except to the extent that any such representation or warranty is expressly stated to be made as of an earlier date) and (ii) immediately after the Incurrence of such Indebtedness, no Default or Event of Default exists and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (x) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (y) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.14(a) shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, (i) to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness Incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (f) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (f) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such

Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (f) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(d) below.

(d) Indemnification by the Lenders.  Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (d).

(e) Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(f) Status of Lenders.  (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of

FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that, the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this paragraph (g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.  If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof,  (a)  the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) (i) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason  the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice.  Upon receipt of such notice, the

Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) (i) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Lender to any Taxes (except for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes) on its Loans, Loan principal, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower agrees to pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company,

if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender  or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower agrees to pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that the Borrower shall not be required to compensate a Lender  pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans.  The Borrower agrees to pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower agrees to promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower agrees to also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.03.

3.07 Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS

4.01 Conditions of Lending.  The effectiveness of this Agreement, and the obligation of each Lender to fund its Term Loans, are subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or pdf or similar electronic copies (followed promptly by originals) unless otherwise specified, and in the case of documents delivered by the Borrower, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note at least one Business Day prior to the Closing Date

(iii) counterparts of the Guaranty executed by each of the Guarantors;

(iv) a Security Agreement duly executed by each Loan Party owning any Collateral, together with:

(A) proper financing statements in form  appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement, and

(B) such Lien searches as the Administrative Agent shall have requested and completed  requests for information, dated on or before the Closing Date, listing all effective financing statements that name any Loan Party that owns any Collateral as debtor, together with copies of such financing statements, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no Liens in favor of any Persons (other than the Liens securing the Obligations and the Liens permitted by Section 7.01), provided, that, with respect to any Collateral the security interest in which may not be perfected by filing a UCC financing statement, if perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished on or before the Closing Date after the Borrower’s and its Restricted Subsidiaries’ use of commercially reasonable efforts to do so, then the failure to perfect such security interest shall not constitute a failure to satisfy any of the conditions set forth in Section 4.01(a)(iv);

(v) certified copies of the resolutions or authorizations of the Board of Directors or members, as applicable, of each Loan Party approving each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate or limited liability company action, as applicable, of each Loan Party, if any, with respect to each Loan Document to which it is or is to be a party;

(vi) incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity and capacity of each Responsible Officer thereof authorized to act as a

Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is party;

(vii) (A) a copy of a certificate of the Secretary of State of the jurisdiction of formation of each Loan Party dated reasonably near the Closing Date certifying (1) as to a true and correct copy of the Organization Documents of such Loan Party and each amendment thereto on file in such Secretary of State’s office along with copies of such Organizational Documents and relevant amendments thereto and (2) that such amendments are the only amendments to such Loan Party’s Organizational Documents on file in such Secretary of State’s office, and (B) a good standing certificate (or equivalent document) for each Loan Party from such Loan Party’s jurisdiction of organization dated a recent date on or prior to the date of this Agreement;

(viii) an opinion of Davis Polk & Wardwell LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, covering the matters set forth in Exhibit E attached hereto, and such local counsel opinions relating to the Loan Parties as the Administrative Agent may reasonably request;

(ix) a certificate of a Responsible Officer of the Borrower as to the matters set forth below in this clause (ix) (provided that the certificate delivered with respect to the matters set forth in clauses (A) and (B) below shall be executed by the chief financial officer of the Borrower):

(A) certifying as to the Solvency of the Borrower and its Subsidiaries on a consolidated basis before and after giving effect to the Incurrence of Indebtedness hereunder on the Closing Date; and

(B) certifying that (x) the Specified Purchase Agreement Representations and (y) the Specified Representations are true and correct in all material respects as of the Closing Date, after giving effect to the Incurrence of Indebtedness hereunder on the Closing Date, except to the extent that any such representation or warranty is expressly stated to be made as of an earlier date.

(b) The Administrative Agent’s receipt of a Loan Notice in accordance with the requirements hereof.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least one Business Day prior to the Closing Date;

(d) Any fees required to be paid on or before the Closing Date shall have been paid;

(e) The Lenders and the Administrative Agent shall have received, to the extent requested in writing, on or before the date which is three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act.

(f) The Acquisition shall have been consummated or will be consummated substantially concurrently with the initial funding of the Term Loans hereunder in accordance with the Purchase Agreement.  No amendments or modifications to or grant of any consents or making of any elections under the Purchase Agreement, in each case that could individually, or taken together, reasonably be expected to be materially adverse to the interests of the Lenders (it being understood that, without limitation, any reduction in purchase price (as defined in the Purchase Agreement but excluding any adjustments provided for therein in) in excess of 10% under the Purchase Agreement, any change in form of the purchase price or any change in the condition requiring that a waiver of the change of control arising as a result of the Acquisition be obtained under the Northern Tier ABL Credit Agreement, shall be deemed to be materially adverse to the interests of the Lenders) have been made, granted or required, as the case may be, without the prior written consent of the Lenders.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders (including after giving effect to the making of the Term Loans) that:

5.01 Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each Restricted Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person, or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each Loan Party and each Restricted

Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, the legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries, as applicable, as of the dates thereof and their consolidated results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, and the related consolidated statements of (x) income or operations for such fiscal quarter and (y) income or operations and cash flows for the portion of the Borrower’s fiscal year then ended (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their consolidated results of operations for the periods covered thereby, subject, in each case, to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues except as disclosed on Schedule 5.06, (a) that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.  No Default exists or would be reasonably expected to result from the Incurring of any Obligations by the Borrower or from the grant or perfection of the Liens of the Administrative Agent and the Lenders on the Collateral.  Neither of the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.  The Borrower and each Restricted Subsidiary has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance.  The Borrower and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof, the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance.  The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

5.11 Taxes.  The Borrower and its Restricted Subsidiaries have filed all federal, state and other material Tax returns and reports required to be filed, and have paid all federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Restricted Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  For the purposes of this Section 5.12, the term “Plan” shall not include Multiemployer Plans.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the

Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be likely to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) the Borrower and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and to the knowledge of the Borrower and any ERISA Affiliate, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13 Subsidiaries; Equity Interests.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and the Revolver Collateral Documents.  The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) No Loan Party is required to register as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws.  The Borrower and each Restricted Subsidiary are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, etc.

  The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that such failure to own or possess the right to use, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person, except to the extent such infringement, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency.  The Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

5.19 Collateral Documents.

(a) Except as otherwise contemplated herein or in any other Loan Document, the provisions of each of the Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable first priority security interest in all right, title and interest of the Loan Parties in the Collateral described therein (subject only to Liens permitted by Section 7.01).  Financing statements have been filed in the offices in all of the jurisdictions listed in the schedules to each Security Agreement executed by a Loan Party.

(b) All representations and warranties of the Loan Parties contained in the Collateral Documents are true and correct in all material respects.

5.20 Foreign Corrupt Practices Act, Etc. Each of the Borrower and the Loan Parties and, to the best of the Borrower’s knowledge, their respective directors, officers, agents, employees and any Person acting for or on behalf of such Loan Party, has complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), or any other applicable anti-bribery or anti-corruption law.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (x) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (y) the Patriot Act.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.12) cause each Restricted Subsidiary to:

6.01 Financial Statements.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of (x) in the case of clause (i), the Borrower or (y) in the case of clause (ii), such MLPs:  (i) a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and (ii) a consolidated balance sheet of each MLP and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations and cash flows for such fiscal year, setting forth in each case in comparative form, to the extent that such MLP then existed, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by a

Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the MLP and its Subsidiaries in accordance with GAAP; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of (x) in the case of clause (i), the Borrower or (y) in the case of clause (ii), such MLP:  (i), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statement of income or operations for such fiscal quarter and the related consolidated statements of income or operations and cash flows for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year for such statement of income or operations and the corresponding portion of the previous fiscal year in the case of such statements of income or operations and cash flows, and the balance sheet as of the end of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) a consolidated balance sheet of each MLP and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statement of income or operations for such fiscal quarter and the related consolidated statements of income or operations and cash flows for the portion of the MLP’s fiscal year then ended, setting forth in each case in comparative form, to the extent that such MLP then existed, the figures for the corresponding fiscal quarter of the previous fiscal year for such statement of income or operations, the corresponding portion of the previous fiscal year for such statements of income or operations and cash flows and the balance sheet as at the end of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of each MLP and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d) or Section 6.03(e), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and consolidated financial statements of the Borrower and its Restricted Subsidiaries as of the end of such fiscal year or fiscal quarter, as applicable;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors or audit committee of the Board of Directors (or comparable board or committee) of any Loan Party by independent accountants in connection with the accounts or books of such Loan Party, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders, partners or members of the Borrower or public investors in any MLP, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any MLP may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g) concurrently with any notice provided to the Revolving Administrative Agent or the lenders under the Revolving Credit Agreement, of the occurrence of a Default as therein defined;

(h) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative

Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.  In the event that the Borrower furnishes to the Administrative Agent written notices or other documentation pursuant to this Section 6.02, the Administrative Agent shall promptly furnish a copy thereof to each Lender pursuant to the procedures for notices and communications set forth in Section 10.02.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices.  Promptly notify the Administrative Agent and each Lender of:

(a) the occurrence of any Default;

(b) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iii), (ii) Incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(i), and (iii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(ii);

(d) the occurrence of any ERISA Event; and

(e) any material change in accounting policies or financial reporting practices by the Borrower or any Restricted Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, etc.

  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance.

(a) At all times, at its expense, cause to be carried and maintained with reputable insurers, insurance (including property insurance, liability insurance, business interruption insurance, and workers’ compensation insurance) of the kinds and in the amounts and with deductibles as are customarily maintained by prudent companies in similar circumstances, carrying on similar businesses or having comparable properties.

(b) All insurance required to be maintained by the Borrower shall comply with the following general requirements:  (i) all insurance shall be written by insurance companies that are rated in A.M. Best’s Key Insurance Rating Guide or any successor thereto (or if there be none, an organization having a similar national reputation) with a general policyholder rating of “A-” or better and a financial rating of at least “VIII” or otherwise reasonably acceptable to the Administrative Agent; (ii) business interruption insurance and property insurance in respect of the Collateral (other than workers’ compensation insurance, other property insurance that does not cover any Collateral and employer’s liability insurance, and other than insurance covering costs of compliance with the Agreed Order issued in 2000 by the Texas Commission on Environmental Quality with respect to the El Paso refinery (the “Agreed Order Coverage”)) shall name the Administrative Agent and the Lenders as additional insureds and/or as mortgagee/loss payees, as their respective interests may appear; (iii) with the exception of the Agreed Order Coverage, each policy shall provide that (A) it will not be cancelled except after not less than 30 days’ (but 10 days if for non-payment of premium) prior written notice to the Administrative Agent; (B) the interests of the Administrative Agent and the Lenders shall not be invalidated or otherwise compromised by any act or negligence of, or breach of representation or warranty by the Borrower or any Person having an interest in the Property and (C) such insurance is primary with respect to any other insurance carried by or available to the Administrative Agent and/or any Lender; and (iv) with the exception of the Agreed Order Coverage, insurers shall waive their rights of subrogation, setoff, counterclaim, or other deduction, whether by attachment or otherwise, against the Administrative Agent and the Lenders and further the insurers shall waive any right to claim any premiums or commission against the Administrative Agent or any Lender.

(c) The Borrower will notify the Administrative Agent and the Lenders at least 10 days prior to any policy cancellation, reduction in policy limits, modification or amendment or other material change which would result in non-compliance with the requirements of this Section 6.07.

(d) No provision of this Section 6.07 shall impose on the Administrative Agent or Lenders any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower or other Loan Parties, nor shall the Administrative Agent or the Lenders be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.  Any failure on the part of the Administrative Agent or the Lenders to pursue or obtain the evidence of insurance required by this Section 6.07 from the Borrower or other Loan Parties and/or failure of the Administrative Agent or the Lenders to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Section 6.07.

(e) Prior to the expiration dates of expiring policies, the Borrower shall deliver to the Administrative Agent evidence of insurance issued by the insurer(s) or their authorized representatives evidencing insurance required to be maintained by the Borrower pursuant to this Section 6.07, together with a certificate or other statement signed by an officer of the Borrower, certifying on behalf of the Borrower that the Borrower maintains insurance as required by this Section 6.07.

(f) The Borrower, for itself and on behalf of each of its Restricted Subsidiaries, hereby irrevocably makes, constitutes and appoints the Administrative Agent, during the existence and continuation of an Event of Default, as the Borrower’s and each Restricted Subsidiary’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under policies of “all risk” insurance with respect to the Collateral, and for endorsing the name of the Borrower and its Restricted Subsidiaries on any check or other item of payment for the proceeds of such insurance.

6.08 Compliance with Laws and Contractual Obligations.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property and all Contractual Obligations, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds.  Use the proceeds of (a) the Term Loans to finance in part the purchase price of the Acquisition and pay the costs and expenses related thereto, and (b) Incremental Term Loans made pursuant to Section 2.12, for general corporate purposes of the Borrower and its Subsidiaries.

6.12 Guarantors; Additional Security Agreements.

(a) Notify the Administrative Agent at the time that any Person becomes a Restricted Subsidiary, and promptly thereafter (and in any event within 30 days), cause each such Restricted Subsidiary that is organized under the laws of any state in the United States of America that (i) has total assets with a book value of $5,000,000 or more or (ii) executes a guaranty agreement with respect to the Borrower’s obligations under any Indebtedness for borrowed money, to (x) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (y) deliver to the Administrative Agent such documents of the types referred to in Section 4.01(a)(v), Section 4.01(a)(vi) and Section 4.01(a)(vii) and such opinions of counsel (including opinions as to the legality, validity, binding effect and enforceability of such documentation) as the Administrative Agent  requires, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Cause each Person that (w) becomes a Restricted Subsidiary after the date of this Agreement, (x) is organized under the laws of any state in the United States of America, (y) is obligated to enter into a Guaranty under clause (a) above and (z) owns a Refinery or any other material real or personal property that constitutes equipment or fixtures and that is located at a Refinery to (i) execute and deliver to the Administrative Agent a Security Agreement, deeds of trust or mortgages covering any real property on which a Lien is required pursuant to this Section 6.12, and such financing statements and other documents and instruments related thereto as the Administrative Agent or the Required Lenders may require, and (ii) deliver to the Administrative Agent such documents of the types referred to in Section 4.01(a)(v), Section 4.01(a)(vi) and Section 4.01(a)(vii) and such opinions of counsel (including opinions as to the legality, validity, binding effect and enforceability of such documentation) as the Administrative Agent requires, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) The Borrower will cause the Refineries, and all of the Borrower’s and its Restricted Subsidiaries’ other material real property and personal property that constitutes equipment or fixtures and that is located at the Refineries to be subject at all times, (i) in the case of any such personal property owned on the Closing Date, from and after the Closing Date, (ii) in the case of any such personal property acquired after the Closing Date or owned by any Person that becomes a Restricted Subsidiary after the Closing Date, from and after the date that is 30 days after such acquisition or such Person becoming a Restricted Subsidiary (or such later date as the Administrative Agent shall agree), (iii) in the case of real property and fixtures owned on the Closing Date, after the date specified in Section 6.15 or (iv) in the case of real property or fixtures acquired after the Closing Date (or owned by Persons that become Restricted Subsidiaries after the Closing Date), after the date that is 60 days after such acquisition (or such Person becoming a Restricted Subsidiary) (or such later date as the Administrative Agent shall agree), to perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of Collateral Documents as the Administrative Agent shall reasonably request; provided, that (x) at no time shall the Borrower or any Restricted Subsidiary be obligated to provide a Lien on the “Premises” as defined in each of the El Paso Terminal Ground Lease and the Gallup Terminal Ground Lease, or any other property demised therein and (y) with respect to any such real property, the Borrower may propose that real property be deemed not material for purposes of this Section 6.12, and such proposal shall be subject to the disapproval of the Administrative Agent or the Required Lenders.

(d) In furtherance of the foregoing provisions of this Section 6.12, in connection with property that becomes property owned by the Borrower or any Restricted Subsidiary after the Closing Date, if a Lien on such property is required by Section 6.12(b), the Borrower shall deliver and shall cause each of its applicable Restricted Subsidiaries to deliver such  documentation as the Administrative Agent may deem necessary or desirable in connection with the creation of such Lien, including mortgages, deeds of trust, security agreements, UCC-1 financing statements, and real estate title insurance policies, landlord’s waivers, certified resolutions and other organizational and authorizing documents of the grantor of liens, favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.01, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(e) Notwithstanding anything to the contrary in this Agreement, (i) as long as Navajo Convenient Stores Co., LLC has total assets with a book value of less than $5,000,000 and has not guaranteed any Indebtedness, Navajo Convenient Stores Co., LLC shall not be required to execute any Collateral Documents; (ii) with respect to each Contango Subsidiary that is a borrower under a Contango Credit Facility, (x) as long as such Contango Subsidiary has not guaranteed any Indebtedness or other obligation of any other Person (except a Contango Credit Facility), such Contango Subsidiary shall not be required to become a Guarantor, and (y) so long as such Contango Subsidiary has not granted Liens on any of its assets other than Liens to secure obligations under such Contango Credit Facility as permitted by Section 7.01(p), such Contango Subsidiary shall not be required to grant a Lien on its assets to secure the Obligations or enter into any Collateral Documents; and (iii) for so long as no Default has occurred and is existing, the Borrower and its Restricted Subsidiaries shall not be required to grant Liens on (or perfect Liens on fixtures located at) real property consisting of Terminals, convenience stores, retail sale locations or card lock.

(f) This Agreement and the other Loan Documents shall not require the creation or perfection of Liens in particular properties or assets if and for so long as, in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such Liens in such property shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Administrative Agent may grant extensions of time for the creation and perfection of Liens in particular assets or property where it determines, in consultation with the Borrower, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.

(g) Anything in this Agreement or any other Loan Document to the contrary notwithstanding, neither the Borrower nor any Restricted Subsidiary shall be required to make any fixture filings other than in connection with a mortgage.

6.13 Further Assurances. Promptly upon request by the Administrative Agent or the Required Lenders, the Borrower shall (and shall cause any of its Restricted Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lenders, as the case may be, may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) subject to the Liens created by any of the Collateral Documents as any of the properties, rights or interests covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and

(iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

6.14 Maintenance of Ratings.  In the case of the Borrower, at all times use commercially reasonable efforts to maintain public ratings issued by Moody’s and S&P with respect to the Term Facility made hereunder.

6.15 Post-Closing Actions.

  After the Closing Date the Borrower shall have delivered:

(a) Within 60 days (or such later date as the Administrative Agent shall agree in its sole and absolute discretion), fully executed and notarized deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust (as applicable) in form and substance reasonably satisfactory to the Administrative Agent and covering the Refineries (together with each other mortgage delivered pursuant to Sections 6.12 and 6.13, in each case as may be amended, restated, supplemented or otherwise modified from time to time, the “Mortgages”), together with:

(i) evidence that counterparts of the Mortgages on the Refineries have been either (x) duly recorded on or before such date or (y) duly executed, acknowledged and delivered in form suitable for filing and/or recording, in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid and perfected first and subsisting Lien (subject to Liens permitted under Section 7.01) on the property described therein in favor of the Administrative Agent for the benefit of the Lenders (and adequate provision for such filing or recording has been made in a manner reasonably acceptable to the Administrative Agent) and that all filing and recording Taxes and fees have been paid or placed in escrow with the Title Company pending recording;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (or customary marked, unconditional, binding title commitments to issue such policies) with respect to each Refinery Mortgage (each, a “Title Policy”) in form, substance and amount reasonably acceptable to the Administrative Agent, including such endorsements as the Administrative Agent may deem reasonably necessary (including zoning endorsements where available) a title insurer reasonably acceptable to the Administrative Agent (the “Title Company”), insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all Liens, excepting only Liens permitted under Section 7.01;

(iii) for all the Refineries, either (i) certified copies of American Land Title Association/American Congress on Surveying and Mapping form surveys and dated no more than 60 days before such date, certified to the Administrative Agent and the Title Company by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located or (ii) existing American Land Title Association/American Congress on Surveying and Mapping form surveys or other existing surveys, along with survey affidavits of no change, each in form, scope and substance sufficient to cause all standard survey and related exceptions to be deleted from the Title Policy and otherwise reasonably satisfactory to the Title Company and the Administrative Agent, and certified by a form of certification reasonably acceptable to Administrative Agent;

(iv) for each Refinery (i) standard flood hazard determination forms and, (ii) if any property improvement located on such property are located in a special flood hazard area, (x) notices to (and confirmations of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent to comply with applicable laws;

(v) evidence that all other actions that the Administrative Agent may deem reasonably necessary in order to create valid first and subsisting Liens (subject to Liens permitted under Section 7.01)on the Refineries have been taken; and

(vi) a written opinion of local counsel for the Loan Parties, which counsel shall be reasonably satisfactory to the Administrative Agent, in each state in which a Refinery is located with respect to the enforceability and perfection of each Mortgage to be recorded in such state, any related fixture filings (if any), and such other matters as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(b) Within 20 Business Days (or such later date as the Administrative Agent shall agree in its sole and absolute discretion), certificates of insurance evidencing that insurance complying with the requirements of this Agreement is in effect.

(c) Within 10 Business Days (or such later date as the Administrative Agent shall agree in its sole and absolute discretion), an opinion of New Mexico counsel to the Loan Parties in connection with due incorporation or establishment, power and authority, no conflicts and such other corporate opinions as are customary or as may be requested by the Administrative Agent, the forms of which shall be reasonably satisfactory to the Administrative Agent.

(d) Within 10 Business Days (or such later date as the Administrative Agent shall agree in its sole and absolute discretion), certificates evidencing any Pledged Securities that constitute “certificated securities” (within the meaning of Section 8-102(a)(4) of the UCC), accompanied by undated stock powers, the forms of which shall be satisfactory to the Administrative Agent.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens.  Create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, now owned or hereafter acquired securing Indebtedness, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens on the assets of the Borrower and any Restricted Subsidiary securing (i) Indebtedness Incurred under Section 7.03(c) and securing any other obligations owed to the lenders under such Indebtedness, and Hedging Obligations and Cash Management Obligations to Persons that are (or were at the time of entry into the arrangement) lenders or Affiliates of lenders under such Indebtedness.

(c) Liens in favor of the Borrower or any Restricted Subsidiary;

(d) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower; provided, that, such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property acquired thereafter of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition and securing the obligations to which the original Liens relate);

(e) Liens on property existing at the time of acquisition thereof by the Borrower or any Restricted Subsidiary of the Borrower, provided, that, such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Borrower or the Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property acquired thereafter of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition and securing the obligations to which the original Liens relate);

(f) Liens on the assets of the Borrower and any Restricted Subsidiary securing Indebtedness Incurred under Sections 7.03(l), 7.03(n), 7.03(s) or 7.03(t)(ii), and obligations in respect thereof (and Liens securing Guarantees of any such Indebtedness);

(g) Liens existing on the Closing Date and listed on Schedule 7.01 (other than any Liens securing Indebtedness Incurred under Section 7.03(c));

(h) Liens securing Permitted Refinancing Indebtedness secured by Liens referred to in clauses (d), (e), (g), (h), (j) or (k) of Section 7.01, provided, that, such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property acquired thereafter of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition and securing the obligations to which the original Liens relate);

(i) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided, that, the Incurrence of such Indebtedness and such defeasance or satisfaction and discharge are, in each case, not prohibited by this Agreement;

(j) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 7.03(e) and obligations in respect thereof and Liens to secure any other Indebtedness permitted to be Incurred under such covenant which Indebtedness is incurred to finance the acquisition, construction or improvement of any asset; provided, that, any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 365 days of such acquisition, construction or improvement;

(k) Liens (i) securing Hedging Obligations of the Borrower or any of its Restricted Subsidiaries that are permitted to be incurred under this Agreement, or (ii) securing letters of credit that support such Hedging Obligations;

(l) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other social security obligations;

(m) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, letters of credit (or reimbursement obligations in respect thereof) or other similar obligations arising in the ordinary course of business;

(n) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Borrower or any of its Restricted Subsidiaries;

(o) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(p) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations, and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(q) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary thereof on deposit with or in possession of such bank;

(r) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a sale-leaseback transaction);

(s) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(t) Mechanics’, workmen’s, materialmen’s, operator’s or similar Liens arising in the ordinary course of business for sums not yet delinquent, which are not overdue for a period of more than 30 days or being contested in good faith by appropriate action;

(u) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action;

(v) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof;

(w) Liens on pipeline or pipeline facilities which arise out of operation of law;

(x) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases, and Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other agreements which are customary in any business in which the Borrower and its Restricted Subsidiaries are permitted to engage in pursuant to Section 7.07;

(y) Liens arising from precautionary UCC financing statements regarding operating leases or consignments and “protective” Liens granted in connection with sales permitted hereunder that are intended to be “true sales”, or bailment, storage or similar arrangements in which a counterparty holds title to the assets that are the subject of such transaction, including liens granted by the Borrower or a Restricted Subsidiary to the counterparty in a Structured Hydrocarbon Supply Arrangement, which Liens are intended to protect such counterparty in the event that such transaction is recharacterized as a secured financing and attach only to the assets that are subject of such transaction;

(z) Liens of franchisors in the ordinary course of business not securing Indebtedness;

(aa) Liens incurred in the ordinary course of business not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Borrower and its Restricted Subsidiaries;

(bb) Liens on the assets of any non-Guarantor Restricted Subsidiary securing Indebtedness or other obligations of such Subsidiaries that were permitted by the terms of this Agreement to be incurred;

(cc) Liens arising under any Permitted Receivables Financing

(dd) the interests of E.I. DuPont de Nemours and Company (“DuPont”) under the Ground Lease between DuPont (executed by DuPont on June 29, 2005) and Western Refining Company, L.P. (executed by Western Refining Company, L.P. on June 27, 2005);

(ee) Liens on the Equity Interests of Unrestricted Subsidiaries or Permitted Joint Ventures;

(ff) Liens on metals and the right to receive metals arising out of a sale-leaseback of a catalyst necessary or useful for the operation of refinery assets of the Borrower and its Restricted Subsidiaries, securing obligations of the Borrower or a Restricted Subsidiary in respect of such sale-leaseback transaction, provided, that, such Liens do not encumber any assets other than the catalyst and the related metals and proceeds of the foregoing;

(gg) Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Indebtedness constituting Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt (and any Permitted Refinancing Indebtedness in respect thereof);

(hh) Liens arising under or in connection with the El Paso Terminal Ground Lease or the Gallup Terminal Ground Lease; and

(ii) junior Liens created in connection with Indebtedness permitted under Section 7.03(n).

Notwithstanding the foregoing, in no event shall Liens be permitted on the Collateral other than (x) Liens created under the Loan Documents or (y) Liens permitted under Sections 7.01(j), 7.01(n), 7.01(o), 7.01(r), 7.01(s), 7.01(t), 7.01(u), 7.01(v), 7.01(w), 7.01(x) and 7.01(ii) and, to the extent securing Permitted Refinancing Indebtedness in respect of any of the foregoing, 7.01(h).

7.02 Stay, Extension and Usury Laws.  To the extent that they may lawfully do so, at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrower and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

7.03 Indebtedness.  Incur or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Loan Parties under the Loan Documents;

(b) Indebtedness of the Borrower and its Restricted Subsidiaries, if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.00:1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period;

(c) the Incurrence by the Borrower or any Guarantor of Indebtedness under Credit Facilities (including, without limitation, the Incurrence by the Borrower and the Guarantors of Guarantees thereof) in an aggregate amount at any one time outstanding pursuant to this clause (c) not to exceed the greater of (i) $1,400,000,000 and (ii) the Borrowing Base

(d) Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Closing Date and, in the case of any such Indebtedness in a principal amount in excess of $5,000,000, as set forth on Schedule 7.03(d);

(e) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Borrower or such Restricted Subsidiary, in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred pursuant to clause (f) to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (e), not to exceed the greater of (x) $200,000,000 and (y) 5.00% of Total Assets at any time outstanding;

(f) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted under clauses (b), (d), (e), (f), (g) or (p) of Section 7.03;

(g) intercompany Indebtedness owing to and held by the Borrower or any of its Restricted Subsidiaries; provided, however, that: (i) if the Borrower or any Guarantor is the obligor on such Indebtedness and the obligee is not the Borrower or any Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations under the Loan Documents; (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (g);

(h) the Guarantee by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be Incurred by another provision of this covenant;

(i) the Incurrence by the Borrower or any of its Restricted Subsidiaries of (i) Hedging Obligations consisting of transactions for the purchase, sale or exchange of Hydrocarbons of the types used or produced by the Borrower and its Restricted Subsidiaries, and (ii) any other Hedging Obligations provided, that, in the case of clause (ii) such obligations are (or were) entered into for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Borrower and its Restricted Subsidiaries, or changes in the value of securities issued by the Borrower and its Restricted Subsidiaries, and not for purposes of speculation;

(j) the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the Disposition of any business, assets or Restricted Subsidiary permitted under Section 7.05 (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Borrower or any Restricted Subsidiary thereof in connection with such Disposition;

(k) the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(l) the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness constituting letters of credit issued in the ordinary course of business or reimbursement obligations in respect thereof; provided, that, upon the drawing upon such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(m) Indebtedness to the extent that the net proceeds thereof are promptly deposited to satisfy and discharge the Loans;

(n) additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (n), not to exceed $250,000,000, provided that (i) such Indebtedness has a final maturity date later than the Latest Maturity Date at the time such Indebtedness is Incurred, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of each Class of Loans then outstanding and (ii) the holders of such Indebtedness, or a duly authorized agent on their behalf, agree in writing to be bound by a customary intercreditor agreement reasonably satisfactory to the Administrative Agent;

(o) the Incurrence by any Foreign Subsidiary of additional Indebtedness in an aggregate amount at any time outstanding not to exceed the greater of 5.0% of Total Assets of the Foreign Subsidiaries;

(p) Indebtedness Incurred in connection with an acquisition, provided, that, on a pro forma basis, after giving effect to the Incurrence thereof, (x) the Borrower could Incur at least $1.00 of Indebtedness under clause (b) above or (y) the Fixed Charge Coverage Ratio is higher than immediately prior to such transaction;

(q) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to Credit Facilities permitted under clause (_)

above, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(r) any Guarantee (including by virtue of acting as a co-obligor in respect of Indebtedness) or pledge of Equity Interests in respect of Indebtedness of a Permitted Joint Venture or an Unrestricted Subsidiary in an aggregate principal amount at any time outstanding under this clause (r) not to exceed the greater of $200,000,000 and 5.0% of Total Assets of the Borrower (measured at the time of Incurrence);

(s) Indebtedness Incurred to finance participation in contango market opportunities with respect to Hydrocarbons not to exceed an aggregate principal amount of $100,000,000 at any time outstanding;

(t) Indebtedness (i) in connection with a sale-leaseback transaction involving a catalyst necessary or useful for the operation of refinery assets of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding and (ii) Incurred in the ordinary course of business to finance the payment of insurance premiums in an aggregate amount at any time outstanding not to exceed $15,000,000; and

(u) Credit Agreement Refinancing Indebtedness.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories described in clauses (c) through (t) above, or is entitled to be Incurred pursuant to Section 7.03(b) hereof, the Borrower will be permitted to classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this Section 7.03.  In addition, any Indebtedness originally classified as Incurred pursuant to clauses (c) through (t) above may later be reclassified by the Borrower such that it will be deemed as having been incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such reclassification.  Notwithstanding any other provision of this Section 7.03, the maximum amount of Indebtedness that may be Incurred pursuant to this Section 7.03 will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.  The Borrower will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Borrower unless it is subordinate in right of payment to the Loans to the same extent.  The Borrower will not permit any Guarantor to Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Guaranty to the same extent.  For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Borrower or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

7.04 Fundamental Changes.  (a)  Consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) either (A) the Borrower or a Restricted Subsidiary shall be the continuing or surviving Person, or (B) the Person formed by or surviving any such consolidation or merger (if other than the Borrower or a Restricted Subsidiary, as applicable) or to which such Disposition will have been made (1) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and (2) assumes all the obligations of the Borrower or such Restricted Subsidiary under the Loan Documents pursuant to agreements reasonably satisfactory to the Administrative Agent;

(ii) immediately after giving effect to such transaction, no Default or Event of Default exists;

(iii) immediately after giving effect to such transaction on a pro forma basis, (i) the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower or a Restricted Subsidiary, as applicable), or to which such Disposition will have been made, will be permitted to incur at least $1.00 of additional Indebtedness under Section 7.03(b) or (ii) the Fixed Charge Coverage Ratio immediately after such transactions would be higher than prior to such transaction; and

(iv) each Guarantor, unless such Guarantor is the Person with which the Borrower has entered into a transaction under this covenant, will have by amendment to its Guaranty confirmed that its Guaranty will apply to the obligations of the Borrower or the surviving Person in accordance with this Agreement, in a manner reasonably satisfactory to the Administrative Agent.

(b) Directly or indirectly, lease all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person. Clauses (ii), (iii) and (iv) of Section 7.04(a) will not apply (x) to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets (A) between or among the Borrower and any of its Restricted Subsidiaries or between the Borrower and its Restricted Subsidiaries, on the one hand, and any Subsidiary of the Borrower that is not a Restricted Subsidiary, on the other hand, so long as the survivor of such merger or consolidation is the Borrower or a Restricted Subsidiary (as applicable) or (B) effected in connection with a Disposition permitted by Section 7.05 or an Investment permitted by Section 7.06 or (y) if, in the good faith determination of the Board of Directors of the Borrower, whose determination is evidenced by a board resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Borrower.

(c) The foregoing shall not apply to (i) any transfer of assets by the Borrower to any Guarantor, (ii) any transfer of assets among Guarantors, (iii) any transfer of assets by a Restricted Subsidiary that is not a Guarantor to (x) another Restricted Subsidiary that is not a Guarantor or (y) the Borrower or any Guarantor, (iv) any merger or consolidation of two Subsidiaries so long as the surviving entity is a Restricted Subsidiary or (v) any merger or consolidation effected in connection with a Disposition permitted by Section 7.05 or an Investment permitted by Section 7.06.

(d) Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Borrower in accordance with Section 7.04(a) or (b) hereof, the successor formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of this Agreement referring to the “Borrower” shall refer instead to the successor and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein and the predecessor will be released from all obligations

7.05 Dispositions.

(a) Make any Disposition or enter into any agreement to make any Disposition, unless,

(i) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors of the Borrower, of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary is in the form of cash, Cash Equivalents or replacement assets used or useful to the business or a combination of the foregoing.  For purposes of this provision, each of the following shall be deemed to be cash:

(A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or such Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Loans or any Guaranty and liabilities to the extent owed to the Borrower or any Subsidiary of the Borrower) that are assumed by the transferee of any such assets pursuant to a written customary assignment and assumption agreement that releases the Borrower or such Restricted Subsidiary from further liability therefor;

(B) any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days after the date of such Disposition (to the extent of the cash received in that conversion); and

(C) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Non-cash

Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $100,000,000 and 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) Notwithstanding Section 7.05(a) and subject to the terms of Section 7.05(c) the following Dispositions shall be permitted:

(i) any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value, as determined in good faith by the Board of Directors of the Borrower, of less than $10,000,000;

(ii) a transfer of assets or Equity Interests between or among the Borrower and/or its Restricted Subsidiaries;

(iii) an issuance of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to another Restricted Subsidiary;

(iv) the sale or lease of equipment, inventory, accounts receivable or other assets held for sale;

(v) the sale or other disposition of cash and Cash Equivalents or the unwinding of any Hedging Obligations;

(vi) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(vii) a Restricted Payment that is permitted by the covenant set forth in Section 7.06 and any Permitted Investment;

(viii) any sale or disposition of any property or equipment that has become damaged, worn out or obsolete or is no longer used or useful in the business (including without limitation, the Bloomfield Refinery) and any sale or disposition of other property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(ix) the creation of a Lien not prohibited by this Agreement and the disposition of any assets or rights resulting from the enforcement thereof;

(x) any transfer of property in connection with a sale and leaseback transaction;

(xi) any issuance of Disqualified Stock or Preferred Stock pursuant to Section 7.03 hereof;

(xii) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(xiii) sales of accounts receivable, or participations therein, and any related assets, in connection with any Permitted Receivables Financing;

(xiv) Dispositions of Hydrocarbons in connection with any Structured Hydrocarbon Supply Arrangement; and

(xv) Dispositions of Equity Interests in any Unrestricted Subsidiary.

(c) Notwithstanding anything to the contrary set forth in this Section 7.05, neither the Borrower nor any Subsidiary shall Dispose of (i) the El Paso Refinery, or enter into any agreement to Dispose of the El Paso Refinery unless, on or prior to the consummation of such Disposition, the Loans shall be repaid in full, and (ii) the Gallup Refinery, or enter into any agreement to Dispose of the Gallup Refinery unless, (A) the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors of the Borrower, of the Gallup Refinery, (B) at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary is in the form of cash, (C) no Default or Event of Default shall have occurred or be continuing or would occur upon the completion of such Disposition and (D) the Borrower immediately prepays the Loans in an amount equal to 100% of the Net Cash Proceeds received in connection with such Disposition (with no right to reinvest such Net Cash Proceeds).

7.06 Restricted Payments.  (a) Declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (x) dividends, payments or distributions (A) payable in Equity Interests (other than Disqualified Stock) of the Borrower or any Restricted Subsidiary or (B) to the Borrower or a Restricted Subsidiary of the Borrower or (y) payments on the notional amount of the Convertible Notes at or in advance of their Stated Maturity); (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower held by Persons other than the Borrower or any of its Restricted Subsidiaries other than payments on the notional amount of the Convertible Notes at or in advance of their Stated Maturity, (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Loans or any Guaranties, except (x) a payment of interest or principal at the Stated Maturity thereof or payments on the notional amount of the Convertible Notes at or in advance of their Stated Maturity, (y) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition or (z) any Indebtedness Incurred pursuant to Section 7.03(g); or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i) (A) with respect to Restricted Payments (other than a Permitted Repurchase Program), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and (B) with respect to a Repurchase Program Payment, as of any transaction date (i.e. the date upon which the Repurchase Program Payment is contracted for, notwithstanding that the settlement of such Repurchase Program Payment may occur on a later date) no Specified Event shall have occurred and be continuing or would occur as a consequence thereof;

(ii) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness under Section 7.03(b) hereof:  and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Existing Notes Issue Date (excluding Restricted Payments permitted by clauses (ii) to (vi) and (viii) to (xiii) of Section 7.06(b) hereof), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Existing Notes Issue Date occurred to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds (or the aggregate fair market value of any property or assets (such fair market value as determined in the good faith reasonable judgment of the Borrower)) received by the Borrower since the Existing Notes Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Borrower or from the Incurrence of Indebtedness of the Borrower that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Borrower), plus

(C) with respect to Restricted Investments made by the Borrower and its Restricted Subsidiaries after the Existing Notes Issue Date, an amount equal to the net reduction in such Investments in any Person resulting from dividends, distributions, repayments of loans or advances, or other transfers of assets, in each case to the Borrower or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any Guaranty (except to the extent any amounts are paid under such Guaranty or from redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries), not to exceed, in each case, the amount of Restricted Investments previously made by the Borrower or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after the Existing Notes

Issue Date (amounts in clauses (B) and (C) being referred to as the “Incremental Funds”).

(b) The foregoing provisions of Section 7.06(a) shall not prohibit, so long as, in the case of clauses (vii) and (x) of this Section 7.06(b), no Default has occurred and is continuing or would be caused thereby:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

(ii) the payment of any dividend by a Restricted Subsidiary of the Borrower to the holders of any class of its Equity Interests on a pro rata basis among holders of such class (it being understood that common units of an MLP that are subordinated to other units shall not constitute part of the same class as such other units);

(iii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Borrower or any Guarantor or of any Equity Interests of the Borrower or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Borrower or a substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests (other than Disqualified Stock) of the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (iii)(B) of Section 7.06(a);

(iv) the defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated to the Loans with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

(v) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests (other than Disqualified Stock) of the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange will be excluded from clause (iii)(B) of Section 7.06(a);

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represent all or a portion of the exercise price thereof;

(vii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower held by any current or former employee or director of the Borrower (or any of its Restricted Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement, restricted stock or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $7,500,000 (with unused amounts carried over to subsequent years);

(viii) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon conversion or exchange of securities convertible into or exchangeable for Equity Interests of the Borrower; provided that any such cash payment shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Directors of the Borrower);

(ix) the repurchase of any subordinated Indebtedness that is subordinated in right of payment to the Loans at a purchase price not greater than 101% of the principal amount thereof in the event of a Disposition, provided, that, in each case, prior to the repurchase the Borrower has made an offer to purchase and repurchased all Loans that were validly tendered for payment in connection with the offer to purchase under Section 2.03(b)(iii);

(x) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or preferred stock of any Restricted Subsidiary issued not in violation of this Agreement and payment of any redemption price or liquidation value of any such Disqualified Stock or preferred stock when due in accordance with its terms;

(xi) other Restricted Payments in an aggregate amount not to exceed $250,000,000; and

(xii) payments made in connection with any satisfaction of the Convertible Notes, provided that the Borrower utilizes at least 11,404,163 shares of common stock in connection with such satisfaction.

The amount of any Restricted Payment (other than cash) will be the fair market value, as determined in good faith by the Board of Directors of the Borrower, on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment

7.07 Change in Nature of Business.  Engage in, or permit any MLP Subsidiary to engage in, any material line of business substantially different from those lines of business conducted by the Borrower, and its Restricted Subsidiaries on the Closing Date or any business substantially related or incidental thereto.  Ownership of a pipeline is a line of business permitted by this Section 7.07.

7.08 Transactions with Affiliates.  (a)  Enter into any transaction of any kind involving payments or an aggregate consideration in excess of $10,000,000 with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, that, the Borrower delivers to the Administrative Agent, with respect to any such transaction or series of such related transactions involving aggregate consideration in excess of $25,000,000, a board resolution set forth in an Responsible Officer’s certificate certifying that such transaction or series of such related transactions complies with this Section 7.08 and that such transaction or series of such related transactions has been approved by a majority of the disinterested members of the Board of Directors of the Borrower.

(b) Notwithstanding Section 7.08(a), the following transactions shall not be subject to the restriction contained in clause (a) above:

(i) transactions between or among the Borrower and/or its Restricted Subsidiaries;

(ii) payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of the Borrower;

(iii) Restricted Payments that are permitted by Section 7.06 hereof and Permitted Investments;

(iv) any sale of Equity Interests (other than Disqualified Stock) of the Borrower;

(v) transactions pursuant to agreements or arrangements in effect on the Closing Date and set forth on Schedule 7.08(b)(v) or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Borrower and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Closing Date;

(vi) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Borrower or any of its Restricted Subsidiaries with officers and employees of the Borrower or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the Borrower or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment have been approved by a majority of the disinterested members of the Board of Directors of the Borrower;

(vii) any transaction in which the Borrower or any Restricted Subsidiary, as the case may be, obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Borrower and its Restricted Subsidiaries from a financial point of view;

(viii) the entering into of a customary agreement providing registration rights to the shareholders of the Borrower and the performance of such agreements;

(ix) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or (B) transactions with Permitted Joint Ventures or Unrestricted Subsidiaries (1) entered into in the ordinary course of business and consistent with past practice or industry norms, (2) entered into on customary terms (as determined by the Borrower in good faith, including that such transaction is customary in respect of Persons and their Permitted Joint Ventures or Unrestricted Subsidiaries, as applicable), or (3) that are fair to the Borrower and its Restricted Subsidiaries from a financial point of view (as determined by the Borrower in good faith);

(x) sales of accounts receivable, or participations therein, or any related transaction, in connection with any Permitted Receivables Financing; or

(xi) any transaction with any Person who is an Affiliate of the Borrower solely because a director of such Person is also a director of the Borrower or any direct or indirect parent company; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

7.09 Burdensome Agreements.  (a) Directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distributions on its Equity Interest (or with respect to any other interest or participation in, or measured by, its profits) to the Borrower or any of its Restricted Subsidiaries or pay any liabilities owed to the Borrower or any of its Restricted Subsidiaries; (ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

(b) The restrictions in Section 7.09(a) will not apply to encumbrances or restrictions:

(i) existing under, by reason of or with respect to the Revolving Credit Agreement, existing Indebtedness or any other agreements in effect on the Closing Date;

(ii) set forth in this Agreement and the other Loan Documents;

(iii) existing under, by reason of or with respect to applicable law;

(iv) with respect to any Person or the property or assets of a Person acquired by the Borrower or any of its Restricted Subsidiaries existing at the time of such acquisition and not Incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof;

(v) set forth in any document governing any secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness that is otherwise permitted to be Incurred pursuant to Sections 7.01 and 7.03 hereof;

(vi) in the case of clause (iii) of Section 7.09(a):

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary thereof not otherwise prohibited by this Agreement, or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary thereof in any manner material to the Borrower or any Restricted Subsidiary thereof;

(vii) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Equity Interest of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(viii) existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(ix) existing under joint venture or similar agreements or any Indebtedness permitted to be Incurred under this Agreement and which the Board of Directors of the Borrower determines in good faith will not materially adversely affect the Borrower’s ability to make payments of principal or interest payments on the Loans;

(x) consisting of customary restrictions pursuant to any Permitted Receivables Financing;

(xi) existing under the ground lease between Du Pont and a Subsidiary of the Borrower as in effect on the Closing Date; and

(xii) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 7.09(a) hereof imposed by any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xi) of Section 7.09(b) hereof, provided, that, the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive than those prior to such amendment, modification, restatement, renewal, extension, supplement, refunding, replacement or refinancing.

7.10 Use of Proceeds.  Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally Incurred for such purpose.

7.11 Covenants Relating to MLP Subsidiaries.  The Borrower and its Restricted Subsidiaries shall be subject to the following covenants relating to MLP Subsidiaries:

(a) the Borrower shall not permit an MLP GP to engage into any business other than holding a general partnership interest in an MLP;

(b) neither the Borrower nor any of its Restricted Subsidiaries shall (i) provide any Guarantee of, or any credit support for, any Indebtedness or other obligation (contingent or otherwise) of an MLP Subsidiary, or otherwise be directly or indirectly liable for any Indebtedness or other obligation (contingent or otherwise) of such MLP Subsidiary other than as permitted under Section 7.03(u), (ii) permit any Indebtedness or other obligation (contingent or otherwise) of an MLP Subsidiary to be recourse to the Borrower or any Restricted Subsidiary, (iii) have any direct or indirect obligation to maintain or preserve the financial condition of such MLP Subsidiary or to cause any such MLP Subsidiary to achieve any specified level of operating results, and (iv) permit a Lien on any of its property to secure, or permit any of its property to be otherwise subject (directly or indirectly) to the satisfaction of, any Indebtedness or other obligation (contingent or otherwise), of any MLP Subsidiary; and

(c) neither the Borrower nor any of its Restricted Subsidiaries shall permit an MLP Subsidiary to (i) own any Equity Interests in the Borrower or any Restricted Subsidiary, (ii) hold any Indebtedness of the Borrower or any Restricted Subsidiary, except in the ordinary course of business but in no event Indebtedness for borrowed money, or (iii) hold any Lien on property of the Borrower or any Restricted Subsidiary, except in connection with the ordinary course of business but in no event to secure Indebtedness for borrowed money.

7.12 Certain Undertakings Relating to the Separateness of the MLP and MLP Subsidiaries.

(a) Separate Records; Separate Assets.  The Borrower shall, and shall cause the MLP Subsidiaries to, (i) maintain their respective books and records and their respective accounts separate from those of the Borrower and its Restricted Subsidiaries, and (ii) maintain their respective financial and other books and records showing their respective assets and liabilities separate and apart from those of the Borrower and its Restricted Subsidiaries.  The Borrower shall not commingle or pool, and shall cause the MLP Subsidiaries not to commingle or pool, their respective funds or other assets with those of any other Person, except their respective consolidated Subsidiaries, and shall maintain their respective assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

(b) Separate Name; Separate Credit.  The Borrower shall, and shall cause the MLP Subsidiaries to, (i) conduct their respective businesses in their respective own names or in the names of their respective Subsidiaries, and (ii) generally hold themselves as entities separate from the Borrower and its Restricted Subsidiaries.  The Borrower shall, and shall cause the MLP Subsidiaries to, (x) pay their respective obligations and liabilities from their respective own funds (whether on hand or borrowed) and (y) maintain adequate capital in light of their respective business operations.

(c) Separate Formalities.  The Borrower shall cause the MLP Subsidiaries to observe all limited liability company or partnership formalities and other formalities required by their respective organizational documents and applicable Law.

7.13 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Borrower may designate any Restricted Subsidiary of the Borrower to be an Unrestricted Subsidiary; provided that:

(i) The aggregate fair market value, as determined in good faith by the Board of Directors of the Borrower, of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Borrower or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary, but excluding any Investment that was a Restricted Payment or Permitted Investment (other than pursuant to clauses (1) or (3) of the definition thereof) when made) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under Section 7.06 hereof, including as a Permitted Investment.

(ii) Such Subsidiary does not hold any Liens on any property of the Borrower or any Restricted Subsidiary thereof;

(iii) The Subsidiary being so designated:

(A) Is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower or would be permitted under Section 7.08 hereof; and

(B) Is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation to subscribe for additional Equity Interests, except as would be permitted under Section 7.06 hereof; and

(iv) No Event of Default would be in existence following such designation.

(b) Any designation of a Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by this Agreement.  If, at any time, any Unrestricted Subsidiary (x) would fail to meet any of the preceding requirements described in subclauses (A) or (B) of clause (iii) of Section

7.13(a), it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under this Agreement, the Borrower will be in Default under this Agreement.

(c) The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i) Such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under Section 7.03 hereof;

(ii) All outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under Section 7.06 hereof, including as Permitted Investments;

(iii) All Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 7.01 hereof; and

(iv) No Default or Event of Default would be in existence following such designation.

Notwithstanding the provisions set forth above with respect to “Unrestricted Subsidiaries”, the Borrower shall not designate any Subsidiary as an Unrestricted Subsidiary, to the extent that such Subsidiary directly or indirectly owns a Refinery.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within three days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a), 6.11 or Article VII; or

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice by the Administrative Agent; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.

(i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, that, notwithstanding the foregoing, the failure to comply with Section 7.11 of the ABL Credit Agreement (a “Financial Covenant Default”) shall not in and of itself constitute an Event of Default hereunder unless and until the date on which the Required Lenders (as defined in the ABL Credit Agreement) shall have declared the Obligations (as defined in the ABL Credit Agreement) due and payable as a result of such Financial Covenant Default; and provided, further, any Financial Covenant Default may be waived, rescinded or terminated by the Required Lenders (as defined in the ABL Credit Agreement) and, if so waived, rescinded or terminated, then any Event of Default hereunder resulting from such Financial Covenant Default and related acceleration shall be automatically waived, rescinded and terminated (without action by any party hereunder); or

(ii) There occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, etc.  Any Loan Party or any of its Material Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or the Borrower or any of its Material Restricted Subsidiaries shall take any corporate, partnership or company action in furtherance of the foregoing; or

(g) Inability to Pay Debts; Attachment.  (i) The Borrower or any Material Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments.  There is entered against the Borrower or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that could reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control.  There occurs any Change of Control; or

(l) Collateral.

(i) Any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Borrower or any

Subsidiary party thereto or the Borrower or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

(ii) Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected security interest with the priority required pursuant to this Agreement.

8.02 Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as expressly set forth in Sections 9.06 and 9.10(a), the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the book managers, arrangers or agents, if any, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, and the Administrative Agent under Sections 2.06 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters.

(a) The Lenders irrevocably authorize the Administrative Agent to and the Administrative Agent shall:

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (B) that is sold or Disposed of or to be sold or Disposed of as part of or in connection with any sale or Disposition permitted hereunder (other than a Disposition by a Loan Party to a Loan Party) or under any other Loan Document, or (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections7.01(i), (j), (p), (q) or (t); and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

(b) Upon the occurrence and continuance of an Event of Default, the Lenders agree to promptly confer in order that the Required Lenders or the Lenders, as the case may be, may agree upon a course of action for the enforcement of the rights of the Lenders; and the Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until the Administrative Agent shall have received instructions from the Required Lenders.  All rights of action under the Loan Documents and all rights to the Collateral, if any, hereunder may be enforced by the Administrative Agent and any suit or proceeding instituted by the Administrative Agent in furtherance of such enforcement shall be brought in its name as the Administrative Agent without the necessity of joining as plaintiffs or defendants any other the Lender, and the recovery of any judgment shall be for the benefit of the Lenders subject to the expenses of the Administrative Agent.

(c) Each Lender authorizes and directs the Administrative Agent to enter into the Collateral Documents for the benefit of the Lenders.  Except to the extent unanimity is required hereunder, each Lender agrees that any action taken by the Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(d) The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(e) The Administrative Agent shall have no obligation to any Lender or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights granted or available to the Administrative Agent in this Section 9.10 or in any of the Collateral Documents; it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability to any Lender, other than to act without gross negligence or willful misconduct.

(f) In furtherance of the authorizations set forth in this Section 9.10, each Lender authorizes and directs the Administrative Agent, (i) to enter into Collateral Documents (including, without limitation, any appointments of substitute trustees under any Collateral Document), (ii) to take action with respect to the Collateral and Collateral Documents to perfect, maintain, and preserve the Lender’s Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in clause (a) hereof.  The powers and authorities herein conferred on the Administrative Agent may be exercised by the Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent.

ARTICLE X.
MISCELLANEOUS

10.01 Amendments, etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (it being understood that the mandatory prepayments under Section 2.05 do not provide for a date fixed for payment) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender to whom such a payment is to be made;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change Section 2.10 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; provided that an extension of the maturity date of any Loan, and a waiver of Section 2.10 by the holders of Loans whose maturity date is so extended with respect to payments received on the maturity of Loans whose maturity date has not been extended shall not require the consent of any Lender whose Loans are not subject to such extension;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) except as provided in Section 9.10, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y)any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such Person in writing to the other parties; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such Person in writing to the other parties.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in their own discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  The Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including electronic and telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower agrees to indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents or (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.10); and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.10 any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the

Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower.  The Borrower agrees to indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor accompanied by reasonably detailed supporting information.

(f) Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, and (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however,  that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower, Competitors or Defaulting Lenders.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to any Competitor or (D) to any institution identified in writing by the Borrower to the Administrative Agent prior to the Closing Date or any Affiliate of such institution (each such institution or Affiliate of such institution, a “Disqualified Lender” and collectively, the “Disqualified Lenders”), it being understood and agreed that upon the request of any Lender on or following the Closing Date, the Administrative Agent may inform such Lender as to the identity of such Disqualified Lenders which have been so identified by the Borrower.

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii) Representations of Assignee.  By agreeing to an assignment or transfer of rights or obligations under this Agreement, any assignee Lender shall be deemed (x) to have represented and warranted to the Borrower, the Administrative Agent and the assigning Lender that the assignee Lender is not a Competitor of the Borrower or a Disqualified Lender, and (y) to have agreed that, if the assignee is in breach of such representation and warranty and without otherwise limiting the Borrower’s rights under applicable law, the assignee Lender’s access to any Borrower Materials that are not marked “PUBLIC” pursuant to Section 6.02 will irreparably harm the Borrower.  It is further acknowledged and agreed that the Administrative Agent and the assigning Lender may rely exclusively on the representations of such assignee Lender without any duty of inquiry or investigation and the Administrative Agent and assigning Lender shall not be liable for any action taken or not taken by them upon reliance on such representations.

(viii) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon).  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a Competitor or the Borrower, a Disqualified Lender or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; provided that such Participant agrees to be subject to the provisions of Section 3.06 as if it were an assignee under paragraph (b) of this section.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(f) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.12, (ii) any pledge referred to in Section 10.06(f), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided, that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledge that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, Administrative Agent and each Lender, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, such Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to Administrative Agent, such Lender, or any such Affiliate, irrespective of whether or not Administrative Agent or such Lender or shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of Administrative Agent, such Lender or different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of Administrative Agent and each Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Administrative Agent, such Lender, or their respective Affiliates may have.  Administrative Agent and each Lender agree to notify the Borrower, and each Lender shall notify the Administrative Agent, promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term

Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to

Section 3.01, or if any Lender is a Defaulting Lender, or if the Borrower has the right to replace a Lender pursuant to Section 10.01 or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than existing rights to payment pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; etc.

(a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO

AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.18 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WESTERN REFINING, INC., a Delaware corporation, as Borrower

By:	/s/ Jeffrey S. Beyersdorfer
	Name:	Jeffrey S. Beyersdorfer
	Title:	Senior Vice President - Treasurer, Director of Investor Relations and Assistant Secretary

BANK OF AMERICA, N.A., as Administrative Agent,

By:	/s/ Christine Trotter
	Name:	Christine Trotter
	Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ David Strickert
	Name:	David Strickert
	Title:	Managing Director

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Director

By:	/s/ Kenneth Chin
	Name:	Kenneth Chin
	Title:	Director